Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ENTONE TECHNOLOGIES, INC.
EDINBURGH ACQUISITION CORPORATION
HARMONIC, INC.
ENTONE, INC.
ENTONE TECHNOLOGIES (HK) LIMITED
AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY
JIM JONES
AS STOCKHOLDER REPRESENTATIVE
AND
U.S. BANK, NATIONAL ASSOCIATION
AS ESCROW AGENT
Dated as of August 21, 2006

 -i-

TABLE OF CONTENTS
(continued)
 -ii-

TABLE OF CONTENTS
(continued)
 -iii-

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Stockholder Certificate
Exhibit C	Form of Declaration of Registration Rights
Exhibit D	Form of Legal Opinion of Counsel to the Company
Exhibit E	Form of Newco Delaware Assignment Agreement
Exhibit F	Form of Newco Hong Kong Assignment Agreement
Exhibit G	Form of Newco Delaware Redemption Agreement
Exhibit H	Form of Protective Covenant Agreement
Exhibit I	Form of Tax Indemnification Agreement

Schedules
Schedule 1.6(a)(ii)	Key Employee
Schedule 1.6(a)(iii)	Principal Stockholders
Schedule 5.11(b)	List of Modified Agreements
Schedule 5.12	Form of Employee Proprietary Information Agreement
Schedule 5.12	Form of Consultant Proprietary Information Agreement
Schedule 5.21	Spreadsheet
Schedule 5.24	Rule 145 Affiliates
Schedule 5.25	Term Sheet of Convertible Note
Schedule 5.29	Tax Matters
Schedule 6.2(g)	Third Party Consents
Schedule 6.2(h)	Terminated Agreements
Schedule 6.2(i)	Continuing Employees
Schedule 6.2(v)	Person(s) subject to Protective Covenant
 -iv-

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 21, 2006 by and among Harmonic, Inc., a Delaware corporation (“Parent”), Edinburgh Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Entone Technologies, Inc., a Delaware corporation (the “Company”), Entone, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Newco Delaware"), Entone Technologies (HK) Limited, a Hong Kong company (“Newco Hong Kong”), and with respect to Article VII, Article VIII and Article IX hereof only, Jim Jones, as stockholder representative (the “Stockholder Representative”) and U.S. Bank, National Association, as escrow agent (“Escrow Agent”).
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) all of the issued and outstanding options to purchase capital stock of the Company held by Continuing Employees shall be assumed by Parent and converted into options to purchase common stock of Parent as set forth herein and all other options to purchase capital stock of the Company not otherwise exercised prior to the Effective Time, shall be terminated.
     C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.
     D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. On or prior to the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Company shall have obtained the irrevocable approval of the Merger, this Agreement and the transactions contemplated thereby (i) by the Company’s Board of Directors and (ii) by the holders of at least (A) a majority of the issued and outstanding shares of capital stock of the Company, voting together on an as-converted to common stock basis, and (B) sixty percent (60%) of the issued and outstanding shares of the preferred stock of the Company, voting as a single class, on an as-converted to common stock basis.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Key Employee has entered into an employment agreement with the Parent, in a form satisfactory to the parties thereto, to be effective as of the Effective Time.
     G. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent, Sub and the Company to enter into this Agreement, certain parties have entered into a Tax Indemnification Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger
     At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
     1.2 Effective Time
     Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as soon as practicable following the date upon which all of the conditions set forth in Article VI hereof other than those that by their nature may only be satisfied or waived at the Closing, have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California, U.S.A., unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of DGCL (the time of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger
     At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws
     (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and as provided in such certificate of incorporation.

          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time (other than any express references to the name of Sub in such bylaws, which shall be amended to refer to the Surviving Corporation) until thereafter amended in accordance with DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
     1.5 Directors and Officers
          (a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.
          (b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
          (c) Directors of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors of Sub immediately prior to the Effective Time to be the directors of the Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.
          (d) Officers of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the officers of Sub immediately prior to the Effective Time to be the officers of the Subsidiaries immediately after the Effective Time, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the bylaws or equivalent organizational documents of each such Subsidiary.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations
          (a)(i) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
     “Aggregate Cash Component of the Preferred Preference” shall mean the sum of (i)(A) the product of the Cash Component of the Series A Preference multiplied by (B) the Total Outstanding Series A Shares, plus (ii)(A) the product of the Cash Component of the Series B Preference, multiplied by (B) the Total Outstanding Series B Shares.

     “Aggregate Consideration Amount” equals the sum of $45,000,000, plus the Closing Assumed Liability Differential.
     “Aggregate Stock Component of the Preferred Preference” shall mean the sum of (i)(A) the product of the Stock Component of the Series A Preference multiplied by (B) the Total Outstanding Series A Shares, plus (ii)(A) the product of the Stock Component of the Series B Preference, multiplied by (B) the Total Outstanding Series B Shares.
     “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.
     “Cash Component of the Common Stock Consideration” shall mean, for each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock, an amount equal to the quotient of (i)(A) the Merger Cash minus the (B) Aggregate Cash Component of the Preferred Preference, divided by (ii) the Total Outstanding Shares (rounded to the nearest one-hundred thousandth (0.00001) of a cent (with 0.000005 of a cent and above rounded up).
     “Cash Component of the Series A Preference” shall mean, for each share of Company Series A Preferred Stock, an amount equal to $4.58907, or if the Cash Election is exercised, $7.9426.
     “Cash Component of the Series B Preference” shall mean, for each share of Company Series B Preferred Stock, an amount equal to $0.57778, or if the Cash Election is exercised, $1.00.
     “Common Stock Consideration” shall mean (i) the Stock Component of the Common Stock Consideration and (ii) the Cash Component of the Common Stock Consideration.
     “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and all other shares of capital stock, if any, of the Company, taken together.
     “Company Common Stock” shall mean shares of common stock, $0.0001 par value per share, of the Company.
     “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, for Sections 2.10, 2.15(q), and 6.2, the definition of Company Material Adverse Effect shall be limited to any change, event or effect related to the Company’s VoD Business and in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect; (i) any change in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (ii) any occurrence or occurrences relating to general economic condition or conditions in the industry in which the Company operates, other than that which affects the Company and its Subsidiaries, taken as a whole, disproportionately, or (iii) any occurrence or occurrences that proximately results from the public announcement of this Agreement.
     “Company Note Shares” shall mean those issued and outstanding shares of Company Common Stock (vested or unvested) for which the purchase price was paid by the issuance of promissory notes to the Company, which promissory notes are outstanding as of immediately prior to the Effective Time.

     “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any employee, consultant or director of the Company or its Subsidiaries.
     “Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock taken together.
     “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value per share, of the Company.
     “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.0001 par value per share, of the Company.
     “Company Unvested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested as of the Closing Date. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option or risk of forfeiture under any applicable stock restriction agreement or other agreement with the Company (other than any risk of forfeiture pursuant to the provisions of any promissory notes issued or related pledge agreements entered into in connection with the purchase of such shares).
     “Company Vested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Company Unvested Common Stock.
     “Continuing Employee” shall mean each employee of the Company or a Subsidiary (as defined in Section 2.3) who (A) receives and accepts an offer of at-will employment from Parent or any of its subsidiaries prior to the Effective Time or (B) is an employee of Parent or any of its subsidiaries immediately following the Effective Time.
     “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license in writing.
     “CPE Business” shall have the meaning set forth in the Newco Delaware Assignment Agreement.
     “Escrow Agent” shall mean U.S. Bank, National Association or another institution reasonably acceptable to Parent and the Stockholder Representative.
     “Escrow Amount” shall mean an amount equal to $4,500,000.
     “Expense Escrow Amount” shall mean an amount equal to $100,000.
     “GAAP” shall mean United States generally accepted accounting principles consistently applied.
     “Key Employee” shall mean the employee of Company and any of its Subsidiaries identified on Schedule 1.6(a)(ii) hereto.
     “Knowledge” or “Known” shall mean, with respect to the Company and it Subsidiaries, the actual knowledge of Steve McKay, Tim Warren, Mike Tang, Gary Spicer, Ian Jefferson, Van Nguyen, Jason Ruppert, Mark Evensen and Sarah Hackforth after reasonable inquiry regarding any matter requiring such inquiry and such knowledge as would reasonably be expected to be known by such persons in the ordinary and usual course of the performance of their duties to the Company and its Subsidiaries.
     “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
     “Merger Cash” shall mean (i) the product of 0.57778 multiplied by the Aggregate Consideration Amount, or (ii) if the Cash Election is exercised, the Aggregate Consideration Amount, in each case rounded to the nearest whole cent (with 0.5 of a cent rounded down), subject to adjustment as set forth in Section 1.12.
     “Merger Shares” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing the Merger Shares Value by the Trading Price, rounded down to the nearest whole share.
     “Merger Shares Value” equals the (i) Aggregate Consideration Amount minus (ii) the sum of the Merger Cash.
     “Non-Assumed Company Options” shall mean Company Options held by an Employee (i) who is offered an employment or contracting relationship with Parent or its subsidiaries prior to the Effective Time but who does not accept such offer prior to the Closing or (ii) who is not otherwise an employee of the Surviving Corporation or its subsidiaries as of the Closing.
     “Option Exchange Ratio” shall mean, for each Company Option, the sum of (i) the Stock Component of the Common Stock Consideration plus (ii) the quotient (A) the Cash Component of the Stock Consideration divided by (B) the Trading Price.
     “Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.
     “Parent Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets, financial condition or results of operations of Parent; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) changes in the price per share of Parent Common Stock or a change in the trading volume of Parent Common Stock it being understood that the facts and circumstances giving rise to such change in stock trading price or trading volume may be taken into account in determining whether there has been or, if applicable, will be a Parent Material Adverse Effect; (ii) any change in laws, rules or regulations of general applicability or interpretations thereof by Government Entities; (iii) any occurrence or occurrences relating to general economic conditions or conditions in the industry in which Parent operates, other than that which affects Parent and its subsidiaries, taken as a whole, disproportionately; (iv) any failure to meet or otherwise satisfy analyst or other third party expectations relating to the results of Parent’s operations; or (v) any occurrence or occurrences that proximately results from the public announcement of this Agreement.
     “Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 1.6(c) hereof in connection with the assumption of a Company Option.
     “Parent’s Accountants” shall mean PricewaterhouseCoopers LLC, independent accountants of Parent.

     “Permitted Liens” shall mean (i) statutory liens for taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payments of customs duties in connection with the importation of goods, and (vi) liens reflected in the Financials.
     “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
     “Plan” shall mean the Company’s 2003 Stock Plan, as amended to date.
     “Principal Stockholders” shall mean the Stockholders of the Company identified on Schedule 1.6(a)(iii) hereto.
     “Pro Rata Portion” shall mean, with respect to each Stockholder (other than a Stockholder holding Dissenting Shares who does not effectively withdraw or lose such Stockholder’s dissenter’s rights as contemplated by Section 1.7(b) hereof), an amount equal to the quotient of (i) the sum of (A) the product of the number of Merger Shares to which such Stockholder is entitled pursuant to Section 1.6 hereof multiplied by the Trading Price, plus (B) the amount of Merger Cash, in each case issuable pursuant to Section 1.6 hereof in respect of the shares of Company Capital Stock owned by such Stockholder as of the Effective Time, divided by (ii) the sum of (A) the product of the aggregate number of Merger Shares multiplied by the Trading Price, plus (B) the aggregate amount of the Merger Cash, in each case excluding such Merger Shares and Merger Cash that would otherwise be issued to Stockholders if they had not effectively withdrawn or lost their dissenters’ rights as contemplated by Section 1.7(b) hereof).
     “Related Agreements” shall mean the Newco Delaware Assignment Agreement, the Newco Hong Kong Assignment Agreement, the Newco Redemption Agreement, the Protective Covenant Agreement, the Tax Indemnification Agreement, Common Assets License Agreement, and the Transition Services Agreement.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the United States Securities Act of 1933, as amended.
     “Series A Preference” shall mean (i) the Stock Component of the Series A Preference and (ii) the Cash Component of the Series A Preference.
     “Series B Preference” shall mean (i) the Stock Component of the Series B Preference and (ii) the Cash Component of the Series B Preference.
     “Stock Component of the Common Stock Consideration” shall mean, for each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock, a fraction of a share of Parent Common Stock equal to the quotient of (i)(A) the Merger Shares minus (B) the Aggregate Stock Component of the Preferred Preference, divided by (ii) the Total Outstanding Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts 0.000005 and above rounded down).

     “Stock Component of the Series A Preference” shall mean, for each share of Company Series A Preferred Stock, a fraction of a share of Parent Common Stock equal to the quotient of 3.35353 divided by the Trading Price (with amounts 0.000005 and above rounded down).
     “Stock Component of the Series B Preference” shall mean, for each share of Company Series B Preferred Stock, a fraction of a share of Parent Common Stock equal to the quotient of 0.42222 divided by the Trading Price (with amounts 0.000005 and above rounded down).
     “Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.
     “Tax Escrow Amount” shall mean an amount equal to $900,000.
     “Total Consideration” shall mean the Merger Cash and the Merger Shares.
     “Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
     “Total Outstanding Series A Shares” shall mean the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.
     “Total Outstanding Series B Shares” shall mean the aggregate number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.
     “Total Outstanding Shares” shall mean the sum of the Total Outstanding Common Shares, plus the Total Outstanding Series A Shares (on an as-converted to Company Common Stock basis), plus the Total Outstanding Series B Shares (on an as-converted to Company Common Stock basis).
     “Trading Price” shall mean $5.37 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
     “VoD Business” shall mean the development, sale and support of head-end equipment (software and hardware) and associated services for the creation, distribution and delivery of on-demand television programming to operators who offer such programming to businesses and consumers.
     (ii) Other Capitalized Terms. For all purposes of and under this agreement, the following capitalized term shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
401(k) Fees	2.23(q)
401(k) Plan	5.20
Acquisition Proposal	4.2(a)
Action of Divestiture	5.4(a)
Agent Indemnification Expenses	7.4(k)(vii)
Agent Interpleader Expenses	7.4(k)(vi)
Aggregate Cash Component of the Preferred Preference	1.6(a)(i)
Aggregate Consideration Amount	1.6(a)(i)

Capitalized Term	Section
Aggregate Stock Component of the Preferred Preference	1.6(a)(i)
Agreed-Upon Loss	7.4(i)(v)
Agreement	Preamble
Assumed Liabilities	1.6(i)(i)
Balance Sheet Date	2.7
Basket Amount	7.4(b)(i)
Business Day	1.6(a)(i)
Cash Component of the Common Stock Consideration	1.6(a)(i)
Cash Component of the Series A Preference	1.6(a)(i)
Cash Component of the Series B Preference	1.6(a)(i)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2
CFRA	2.23(a)
Charter Documents	2.1(a)
Closing	1.2
Closing Assumed Liability Differential	1.6(i)(i)
Closing Date	1.2
Closing Financials	2.7
Closing Interim Financials	2.7
Closing Statement of Assumed Liabilities	1.6(i)(i)
Closing Year-End Financials	2.7
COBRA	2.23(a)
Common Stock Consideration	1.6(a)(i)
Company	Preamble
Company Assumed Liabilities Report	1.6(i)(ii)
Company Authorizations	2.18
Company Capital Stock	1.6(a)(i)
Company Common Stock	1.6(a)(i)
Company Employee Plan	2.23(a)
Company Intellectual Property	2.15(a)
Company Material Adverse Effect	1.6(a)(i)
Company Note Shares	1.6(a)(i)
Company Options	1.6(a)(i)
Company Preferred Stock	1.6(a)(i)
Company Product	2.15(a)
Company Registered Intellectual Property	2.15(b)
Company Series A Preferred Stock	1.6(a)(i)
Company Series B Preferred Stock	1.6(a)(i)
Company Stock Certificates	1.8(c)
Company Unvested Common Stock	1.6(a)(i)
Company Vested Common Stock	1.6(a)(i)
Conflict	2.5
Continuing Employee	1.6(a)(i)
Contract	1.6(a)(i)
Copyrights	2.15(a)
CPE Business	1.6(a)(i)
Current Balance Sheet	2.7

Capitalized Term	Section
Customer Information	2.14(d)
DGCL	1.1
Disclosure Schedule	Article II
Dissenting Share Payments	1.7(c)
Dissenting Shares	1.7(a)
DOL	2.23(a)
Effective Time	1.2
Employee	2.23(a)
Employee Agreement	2.23(a)
Environmental Permits	2.21(c)
Equipment	2.14(c)
ERISA	2.23(a)
ERISA Affiliate	2.23(a)
Escrow Agent	1.6(a)(i)
Escrow Amount	1.6(a)(i)
Escrow Fund	7.4(a)
Escrow Period	7.4(e)(i)
Exchange Agent	1.8(a)
Exchange Documents	1.8(c)
Expense Escrow Amount	1.6(a)(i)
Export Approvals	2.26(a)
Final Assumed Liability Adjustment	1.6(i)(iii)(3)
Final Assumed Liability Differential	1.6(i)(iii)(3)
Financials	2.7
FIRPTA Compliance Certificate	5.23
FMLA	2.23(a)
GAAP	1.6(a)(i)
Governmental Entity	2.6
Hazardous Material	2.21(a)
Hazardous Materials Activities	2.21(b)
HIPAA	2.23(a)
Hong Kong Sub	6.2(o)
Indemnified Parties	7.2(a)
Indemnifying Party	7.2(d)
Independent Accounting Firm	1.6(i)(iii)
Information Statement	5.6(b)
Claim Date	7.4(e)(ii)
Survival Date	7.1
In-Licenses	2.15(r)
Insurance Proceeds	7.2(d)
Intellectual Property Rights	2.15(a)
Interim Financials	2.7
International Employee Plan	2.23(a)
International Employees	2.23(a)
IP Licenses	2.15(s)
IRS	2.23(a)
Key Employee	1.6(a)(i)

Capitalized Term	Section
Knowledge	1.6(a)(i)
Known	1.6(a)(i)
Lease Agreements	2.14(b)
Leased Real Property	2.14(a)
Lien	1.6(a)(i)
Loss, Losses	7.2(a)
Material Contract	2.16(b)
Merger	Recitals
Merger Cash	1.6(a)(i)
Merger Shares	1.6(a)(i)
Merger Shares Value	1.6(a)(i)
Newco Delaware	Preamble
Newco Delaware Assignment Agreement	6.1(c)
Newco Delaware Redemption Agreement	6.1(e)
Newco Delaware Redemption Closing	6.1(e)
Newco Group	7.2(a)
Newco Hong Kong	Preamble
Newco Hong Kong Assignment Agreement	6.1(d)
Non-Assumed Company Options	1.6(a)(i)
Non-Disclosure Agreement	5.2
Object Code	2.15(a)
Objection Notice	7.4(h)
Officer’s Certificate	7.4(b)(iii)
Open Source License	2.15(a)
Open Source Materials	2.15(a)
Option Exchange Ratio	1.6(a)(i)
Out-Licenses	2.15(s)
Parent	Preamble
Parent Common Stock	1.6(a)(i)
Parent Material Adverse Effect	1.6(a)(i)
Parent Option	1.6(a)(i)
Parent SEC Filings	3.6
Parent’s Accountants	1.6(a)(i)
Patent	2.15(a)
PBGC	2.23(a)
Pension Plan	2.23(a)
Permitted Liens	1.6(a)(i)
Person	1.6(a)(i)
Plan	1.6(a)(i)
Pre-Closing Period	7.2(a)
Principal Stockholders	1.6(a)(i)
Pro Rata Portion	1.6(a)(i)
Protective Covenant Agreement	6.2(v)
Registered Intellectual Property	2.15(a)
Related Agreements	1.6(a)(i)
Returns	2.12(b)(i)
RoHS	2.21(a)

Capitalized Term	Section
Rule 145	5.24
Rule 145 Affiliate	5.24
SEC	1.6(a)(i)
Securities Act	1.6(a)(i)
Series A Preference	1.6(a)(i)
Series B Preference	1.6(a)(i)
Source Code	2.15(a)
Spreadsheet	5.21
Stock Component of the Common Stock Consideration	1.6(a)(i)
Stock Component of the Series A Preference	1.6(a)(i)
Stock Component of the Series B Preference	1.6(a)(i)
Stockholder	1.6(a)(i)
Stockholder Certificate	5.7(c)
Stockholder Representative	Preamble
Stockholder Representative Expenses	7.5(b)
Sub	Preamble
Subsidiary	2.3
Surviving Corporation	1.1
Tax	2.12(a)
Tax Escrow Amount	1.6(a)(i)
Tax Escrow Fund	7.4(c)
Taxes	2.12(a)
Technology	2.15(a)
Terminated Agreements	5.11(a)
Termination Fee	8.3(b)(i)
Third Party Claim	7.4(j)
Total Consideration	1.6(a)(i)
Total Outstanding Common Shares	1.6(a)(i)
Total Outstanding Series A Shares	1.6(a)(i)
Total Outstanding Series B Shares	1.6(a)(i)
Total Outstanding Shares	1.6(a)(i)
Trade Secrets	2.15(a)
Trademarks	2.15(a)
Trading Price	1.6(a)(i)
Unresolved Claims	7.4(e)(ii)
Vacancy Date	7.5(a)
VoD Business	1.6(a)(i)
Written Consent	5.6(a)
Year-End Financials	2.7
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock or Company Options, and upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, the following shall occur:

               (i) Company Series A Preferred Stock. Each outstanding share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series A Preferred Stock in the manner provided in Section 1.8 hereof:
                    (1) the Series A Preference; and
                    (2) the Common Stock Consideration.
               (ii) Company Series B Preferred Stock. Each outstanding share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series B Preferred Stock in the manner provided in Section 1.8 hereof:
                    (1) the Series B Preference; and
                    (2) the Common Stock Consideration.
               (iii) Company Common Stock. Each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Common Stock in the manner provided in Section 1.8 hereof, the Common Stock Consideration.
               (iv) Aggregation of Parent Common Stock. For purposes of calculating the number of shares of Parent Common Stock issuable and the amount of cash payable to each Stockholder pursuant to this Section 1.6(b), all shares of the Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis prior to such calculation. The aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to each Stockholder in respect of all share certificates held by such Stockholder shall be rounded down to the nearest whole number of shares of Parent Common Stock and nearest whole cent, respectively; provided, however, that the maximum number of shares of Parent Common Stock issuable pursuant to the Merger shall not exceed the Merger Shares and the maximum amount of cash payable pursuant to the Merger shall not exceed the Merger Cash; and
               (v) Notwithstanding anything set forth in this Section 1.6(b), any Dissenting Shares will be treated as set forth in Section 1.7 hereof, any unexercised Company Options shall be treated as provided for in Section 1.6(c) below and any Company Capital Stock held by the Company or any direct or indirect Subsidiary of the Company shall be treated as provided for in Section 1.6(d).
          (c) Assumption of Company Options.
               (i) Except as otherwise provided in this Section 1.6(c), effective as of the Effective Time, each then outstanding Company Option shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Company Option so assumed by Parent pursuant to this Section 1.6(c) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (a) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, the resulting number rounded up to the nearest whole cent; provided, however, that in the case of any Company Option to which Section 421 of the Code is intended to apply by reason of its qualification under Section 422 of the Code, the exercise price of the Parent Option, the number of shares purchasable pursuant to such Parent Option and the terms and conditions of exercise of such Parent Option shall be determined in order to comply with Section 424 of the Code.
               (ii) Notwithstanding the provisions of Section 1.6(c)(i) or anything else to the contrary set forth in this Agreement, at the Effective Time, each then unexercised and outstanding Non-Assumed Company Option shall be cancelled and extinguished and shall not be assumed by Parent pursuant to Section 1.6(c)(i) or otherwise.
               (iii) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6 under all Company Option agreements, all agreements related to Company Unvested Common Stock and any other plan or arrangement of the Company (whether written or oral, formal or informal).
          (d) Cancellation of Company Owned Stock. Each share of Company Capital Stock held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.
          (e) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the Merger Cash payable to the Stockholder, provided that if such Merger Cash is insufficient to satisfy the full amount to be withheld or deducted, the remainder shall be satisfied out of the Merger Shares issuable to the Stockholder. The number of Merger Shares, if any, to be used to satisfy the remaining amount required to be so deducted or withheld shall be determined by dividing such remaining amount by the closing price of a share of Parent Common Stock on the Closing Date (or the immediately preceding trading day, if the Closing Date is not a trading day), rounded to the nearest whole share (with 0.5 of a share rounded up). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (f) Stockholder Loans. In the event that any Stockholder has outstanding loans from the Company or any of its Subsidiaries as of the Effective Time, the consideration payable to such Stockholder pursuant to this Section 1.6 shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Stockholder’s loans as of the Effective Time. Any such amounts shall be deducted from the Merger Cash payable to the Stockholder, provided that if such Merger Cash is insufficient to satisfy the full amount of the outstanding principal plus accrued interest, the remainder shall be satisfied out of the Merger Shares issuable to the Stockholder. The number of Merger Shares, if any, to be used to satisfy the remaining amount of the outstanding principal and interest shall be determined by dividing such remaining amount by the Trading Price, rounded to the nearest whole share (with 0.5 of a share rounded up). Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(f). To the extent the consideration payable to such Stockholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Stockholder.
          (g) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
          (h) Shares Subject to Vesting. Each share of Parent Common Stock issued in exchange for shares of Company Unvested Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other terms and conditions set forth in the Plans, as applicable, and the agreements relating thereto, as in effect immediately prior to the Effective Time (including any requirement that any unvested shares be held in escrow), and the certificate representing such shares of Parent Common Stock may accordingly be marked with appropriate legends in the discretion of Parent.
          (i) Aggregate Consideration Amount Adjustment.
               (i) Closing Adjustment. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement, prepared in good faith, of the estimated amount of Assumed Liabilities (as defined below) of the Company and its subsidiaries on a consolidated basis, as of the Closing Date (the “Closing Statement of Assumed Liabilities”), which statement shall be in form and substance reasonably satisfactory to Parent. On the Closing Date, the Aggregate Consideration Amount to be received by all Stockholders pursuant to Section 1.6(b) shall be adjusted by the difference of $1,500,000 minus the estimated amount of Assumed Liabilities (as defined below) as set forth in the Closing Statement of Assumed Liabilities (the “Closing Assumed Liability Differential”). For avoidance of doubt, if the Closing Assumed Liability Differential is a negative number, the Aggregate Consideration Amount will be decreased, and if the Closing Assumed Liability Differential is a positive number, the Aggregate Consideration Amount will be increased. As used in this Section 1.6, “Assumed Liabilities” shall mean the total liabilities of the Company as of the Closing Date, determined in accordance with GAAP, for the following types of liability (i) accounts payable as of the Closing Date (excluding payables for items that have been or will be delivered against a customer purchase order or other specific customer project that relates to the VoD Business and that are listed on the Closing Statement of Assumed Liabilities as accepted by Parent), (ii) accrued expenses, (iii) payroll and benefits of Persons who will be employees of the Company as of the Closing, (iv) $120,000 in accounting and other professional fees payable by the Company to resolve certain pre-Closing Tax issues identified in Schedule 5.29, and (iv) other payables identified and agreed by the parties.
               (ii) Post-Closing Report. Within ninety (90) calendar days following the Closing Date, Parent shall furnish the Stockholder Representative with a report which shall set forth, in reasonable detail, the amount of Assumed Liabilities of the Company as of the Closing Date (the “Company Assumed Liabilities Report”).

               (iii) Disputes.
                    (1) Subject to clause (2) of this Section 1.6(i)(iii), the Company Assumed Liabilities Report shall be final, binding and conclusive on the Parent, the Stockholder Representative and the Stockholders.
                    (2) The Stockholder Representative may dispute any amounts reflected on the Company Assumed Liabilities Report, but only to the extent the amount of Assumed Liabilities set forth therein exceeds the estimated amount of Assumed Liabilities set forth in the Closing Statement of Assumed Liabilities and only on the basis that the amounts reflected therein were not arrived at in accordance with GAAP or were arrived at based on mathematical or clerical error; provided, however, that the Stockholder Representative shall have notified the Parent in writing as to each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) Business Days of the Parent’s delivery of such Company Assumed Liabilities Report. In the event of such a dispute, the Parent Accountants and the Company’s former accountants (which shall have been retained by the Stockholder Representative) shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties thereto. If the Parent’s Accountants and the Company’s former accountants are unable to reach a resolution to such dispute within twenty (20) Business Days after receipt of written notice of such dispute, the dispute shall be submitted to an independent accounting firm of international reputation (“Independent Accounting Firm”) mutually acceptable to Parent and Stockholder Representative, which shall within twenty (20) Business Days after submission, determine and report to the Parent and Stockholder Representative the resolution of such disputed items, and such report shall be final, binding and conclusive on the Parent and the Stockholder Representative and the Stockholders.
                    (3) The Company Assumed Liabilities Report shall be deemed final for purposes of this Section 1.6(i) upon the earliest of (x) failure of the Stockholder Representative to notify Parent of a dispute within twenty (20) Business Days of Parent’s delivery of the Company Assumed Liabilities Report, (y) the resolution of all disputes by the Parent’s Accountants and the Company’s former accountants, and (z) the resolution of all disputes by the Independent Accounting Firm. If the difference of $1,500,000 minus the amount of Assumed Liabilities as set forth in the Company Assumed Liabilities Report as deemed final by the parties (the “Final Assumed Liability Differential”) is greater than the Closing Assumed Liability Differential, then within five (5) Business Days of the Company Assumed Liabilities Report being deemed final, Parent shall make payment of an amount equal to such difference to the Escrow Fund; provided, however, that such amount shall not be used to compensate Indemnified Parties for any Losses suffered and shall only be applied towards Stockholder Representative Expenses pursuant to Section 7.5(b). If the Final Assumed Liability Differential is less than the Closing Assumed Liabilities Differential (such amount, the “Final Assumed Liability Adjustment”) shall be paid from the Escrow Fund in accordance with Section 7.4(h).
     1.7 Dissenting Shares
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such holder’s dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by DGCL.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares who is otherwise entitled to exercise dissenters’ rights under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under DGCL then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 1.8 and Section 7.4 hereof, upon surrender of the certificate representing such shares. Any such holder of shares of Company Capital Stock who shall effectively withdraw or lose such dissenters’ rights shall execute and deliver to Parent the Stockholder Certificate substantially in the form attached hereto as Exhibit B hereof prior to such holder’s receipt of the applicable consideration pursuant to Section 1.6 hereof.
          (c) The Company shall give Parent (i) prompt notice of any written demand for the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments served to or received by the Company pursuant to the applicable provisions of DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Stockholders would have received in the Merger had no Dissenting Share Payments been made.
     1.8 Surrender of Certificates
          (a) Exchange Agent. The Secretary of Parent, or a Person selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Parent Common Stock and Cash. As soon as reasonably practicable (but in any event within five (5) Business Days) following the Closing Date, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable and cash payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the Stockholders, Parent shall deposit into the Escrow Fund an amount of cash equal to the sum of the Escrow Amount and the Expense Escrow Amount, and into the Tax Escrow Fund an amount of cash equal to the Tax Escrow Amount, in each case out of the aggregate cash otherwise payable to the Stockholders pursuant to Section 1.6 hereof. Parent shall be deemed to have contributed on behalf of each Stockholder such Stockholder’s Pro Rata Portion of the sum of the

Escrow Amount and the Expense Escrow Amount to the Escrow Fund, rounded to the nearest whole cent (with 0.5 of a cent rounded up).
          (c) Exchange Procedures. As soon as reasonably practicable (but in any event within five (5) Business Days) following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal prepared by the Exchange Agent to each Stockholder at the address set forth opposite each such Stockholder’s name on the Spreadsheet. After receipt of such letter of transmittal and any other customary documents that Parent or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock and the cash payment to which such holder is entitled pursuant to Section 1.6 hereof (less the portion of the Escrow Amount and the Expense Escrow Amount to be deposited in the Escrow Fund and the portion of the Escrow Amount to be deposited in the Tax Escrow Fund, in each case on such holder’s behalf pursuant to Section 1.8(b) hereof and Article VII hereof), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of Parent Common Stock and cash into which such shares of Company Capital Stock shall have been so converted. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of

Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.9 No Further Ownership Rights in Company Capital Stock
     The shares of Parent Common Stock issued and cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.
     1.10 Lost, Stolen or Destroyed Certificates
     In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either: (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     1.11 Adjustment to Merger Consideration
     If Parent so elects by notifying Company simultaneous with the execution of this Agreement, the amount of the Merger Cash shall be increased and the aggregate number of Merger Shares shall be correspondingly decreased such that the Merger Cash shall comprise up to 100% of the Aggregate Consideration Amount (the “Cash Election”).
     1.12 Taking of Necessary Action; Further Action
     If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, that any information disclosed under any paragraph of the disclosure letter shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section, subsection, paragraph or clause) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”, dated as of the date hereof, as follows (for purposes of this Article II, any reference to documents or information “provided to Parent”, “delivered to Parent”, “made available to Parent” and words of similar import shall be deemed to include information posted to a virtual data room maintained by Merrill Corporation on behalf of the Company, on or before 11:59 p.m. PDT on the day immediately prior to the date of this Agreement (and the posting of which is communicated to Parent prior to such time):
     2.1 Organization of the Company
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary and where the failure to be so qualified or licensed is reasonably likely to be material to the Company. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the "Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
          (b) Section 2.1(b) of the Disclosure Schedule lists the current and former directors and officers of the Company, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
          (c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.
     2.2 Company Capital Structure
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 12,246,667 shares of Common Stock, of which 4,077,485 shares are issued and outstanding, 253,333 shares of Series A Preferred Stock, all of which shares are issued and outstanding, and 17,500,000 shares of Series B Preferred Stock, of which 16,000,000 shares are issued and outstanding. The Company Series A Preferred Stock and the Company Series B Preferred Stock, are convertible on a one-share for one-share basis into Company Common Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company

Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, preemptive rights in the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation, in the Charter Documents or any agreement to which the Company is a party or by which it is bound. The Company does not have any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.
          (b) Section 2.2(b) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Stock, the name of the holder of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, the date of purchase of such Company Unvested Common Stock and the vesting schedule for such Company Unvested Common Stock, including the extent vested to date, whether the vesting of such Company Unvested Common Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions) and whether, to the Knowledge of the Company or any of its Subsidiaries, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Unvested Common Stock.
          (c) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 2,920,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company or any of its Subsidiaries upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 2,285,510 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 634,490 shares remain available for future grant. As of the date hereof, all Company Options have been issued under the Plan. Except as described above, there are no other Company Options outstanding. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including an accurate summary of any such acceleration provisions), whether such option was issued under the Plan and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Parent Common Stock as provided in this

Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and, if so assumed, without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all forms of agreements used by the Company to grant Company Options have been provided to Parent and such forms of agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.
          (d) Except for the Company Options listed on Section 2.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement except for repurchases of restricted Company Common Stock upon termination of employment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements that have been filed with the Company, to which the Company is a party, or regarding which the Company has Knowledge, with respect to the voting stock of the Company or any of its Subsidiaries. There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
          (e) Section 2.2(e) of the Disclosure Schedule sets forth for each of the outstanding Stockholder loans described in Section 1.6(f) hereof, the name of the Stockholder to whom the loan was made, the outstanding principal, accrued interest and applicable rate of interest on such loan, whether such loan was used to purchase Company Note Shares and, if so, the vesting schedule for such Company Note Shares, including the extent vested to date.
          (f) The allocation of the Merger Shares set forth in Section 1.6(b) will be consistent with the Certificate of Incorporation of the Company.
     2.3 Subsidiaries
     Section 2.3(a) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity in which the Company owns, or has owned, any shares of capital stock or holds, or has held, any interest in, or otherwise controls, or has controlled, directly or indirectly. Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each entity listed on Section 2.3(a) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary and where the failure to be so qualified is reasonably likely to be material to the Subsidiary. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been delivered to Parent. Section 2.3(c) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name. All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights in the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.
     2.4 Authority
     The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Stockholders. The vote required to approve this Agreement and the transactions contemplated hereby by the Stockholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.
     2.5 No Conflict
     The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) in any material respect, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents
     No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any party to a Material Contract with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the effectiveness of the Registration Statement, such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 2.6 of the Disclosure Schedule, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders and (v) the consents identified on Section 2.5 of the Disclosure Schedule.
     2.7 Company Financial Statements
     Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of March 31, 2005, and the related consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) month period then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet for the VoD Business as of March 31, 2006 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income for the twelve months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s or the VoD Business’s, as the case may be, consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end and typical audit adjustments, which are not material in amount or significance in any individual case or in the aggregate. The VoD Business’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” As of the Closing, Section 2.7 of the Disclosure Schedule shall set forth the Company’s (i) audited consolidated balance sheet as of March 31, 2006, and the related consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) month period then ended (the

“Closing Year-End Financials”), and (ii) unaudited consolidated balance sheet for the VoD Business as of the Closing Date, and the related unaudited consolidated statement of income for the period between March 31, 2006 and the Closing Date (the “Closing Interim Financials”). The Closing Year-End Financials and Closing Interim Financials (collectively referred as the “Closing Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Closing Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Closing Financials present fairly in all material respects Company’s or the VoD Business’s, as the case may be, consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject to normal year-end and typical audit adjustments, which are not material in amount or significance in any individual case or in the aggregate.
     2.8 Internal Controls
     The Company and each of its Subsidiaries has established, maintains and uses its commercially reasonable efforts to adhere to and enforce, a system of internal accounting controls designed to ensure the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as delivered or made available to Parent, to the Company’s Knowledge, the Company has not been made aware of, nor have the Company’s independent auditors identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
     2.9 No Undisclosed Liabilities
     Neither the Company nor any of its Subsidiaries has any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, or (iii) are reflected in the Closing Statement of Assumed Liabilities.
     2.10 No Changes
     Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Section 4.1 hereof, there has not been, occurred or arisen any:
          (a) material transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;
          (c) expenditure, transaction or commitment exceeding $25,000 individually or any commitment or transaction of the type described in Section 2.13 hereof in any case by the Company or any of its Subsidiaries;
          (d) payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 in any one case, or $250,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
          (e) Deleted;
          (f) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;
          (g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;
          (h) adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (i) revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), except for the writing off or down of the value of inventory or writing off of notes or accounts receivable, fixed assets and investments in Subsidiaries;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or Company Unvested Shares or the Related Agreements;
          (k) except as expressly provided for in this Agreement, an increase in or other change to the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional compensation to any such person;
          (l) Material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of their assets are bound;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties other than in the ordinary course of business consistent with past practices;
          (n) loan by the Company or any of its Subsidiaries to any Person except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices, or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;
          (o) incurring by the Company or any of its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (p) waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the VoD Business;
          (q) (i) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, or (ii) commencement, settlement, notice or, to the Knowledge of the Company or any of its Subsidiaries, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets, or to the Knowledge of the Company or any of its Subsidiaries, any reasonable basis for any of the foregoing;
          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property;
          (s) issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for (i) issuances of Company Capital Stock upon the exercise of Company Options or the conversion of Company Preferred Stock or (ii) prior to the date hereof, the grant of restricted Company Common Stock or options to purchase Company Common Stock to employees of the Company under the Plan;

          (t) (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person except in the ordinary course of business consistent with past practice, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party (other than entering into Employee Proprietary Information Agreements with new employees), or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;
          (u) agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or any of its Subsidiaries;
          (x) acquisition by the Company or any Subsidiary or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or its Subsidiaries;
          (y) grant by the Company or any Subsidiary of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;
          (z) adoption or amendment of any Company Employee Plan, execution or amendment of any Employee Agreement, or payment or agreement by the Company or any Subsidiary to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates or other compensation (including any equity-based compensation) of any Employee, other than as may be required by applicable laws;
          (aa) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any Subsidiary;
          (bb) any action to accelerate the vesting schedule of any Company Options, Company Unvested Common Stock or Company Common Stock
          (cc) hiring, promotion, demotion or termination or other change to the employment status or title of any employees;

          (dd) alteration of any interest of the Company or any Subsidiary in a Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;
          (ee) cancellation, amendment or renewal of any insurance policy of the Company or any Subsidiary; or
          (ff) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (ee) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).
     2.11 Accounts Receivable
          (a) The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries related to the VoD Business as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice. All of such listed accounts receivable arose in the ordinary course of business, are carried at values determined in good faith in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, in the reasonable belief of the Company, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No person has any Lien on any of such listed accounts receivable and no request or agreement for deduction or discount has been made with respect to such accounts receivable.
     2.12 Tax Matters
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, "Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group (or any similar arrangement under federal, state, local or foreign law) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits.
               (i) The Company and each of its Subsidiaries have (a) timely filed, or will timely file, all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company and each of its Subsidiaries and such Returns are, or will be when filed, true and correct and have been or will be completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay or established adequate reserves on the Current Balance Sheet for such Taxes.
               (ii) The Company and each of its Subsidiaries have withheld with respect to their respective Employees and other third parties all federal, state and foreign income Taxes and social security charges and similar fees, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld and have timely paid all such Taxes to the appropriate authorities.
               (iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver or extension of any statute of limitations on, or extending the period for the assessment or collection of, any Tax, nor has any such waiver or extension been requested from Company or any of its Subsidiaries.
               (iv) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.
               (v) No adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.
               (vi) Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes attributable to the VoD Business which has not been accrued for or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes attributable to the VoD Business since the Balance Sheet Date other than in the ordinary course of business.
               (vii) The Company has provided to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for the previous four taxable years. As of the date of this Agreement, there is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party, including, but not limited to, the provisions of this Agreement, covering any employee, former employee or director of Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by reason of Sections 280G, 404 or 162(m) of the Code.
               (viii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens. Neither the Company nor any of its Subsidiaries has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien (other than Permitted Liens) on the assets of the Company or any of its Subsidiaries.

               (ix) None of the Company’s or any of its Subsidiaries’ assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code. No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel is pending or, to the Company’s or any of its Subsidiaries’ Knowledge, has been threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax.
               (x) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. Neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.
               (xi) The Company’s and each of its Subsidiaries’ tax basis in their respective assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s and its Subsidiaries’ Tax books and records.
               (xii) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (xiii) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company or any of its Subsidiaries, informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.
               (xiv) Neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355(a) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (xv) None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
               (xvi) The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any income tax treaty). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for royalty income for which any income Tax is satisfied through withholding. The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.
               (xvii) The Company will not be required to include any material income or gain or exclude any material deduction or loss from taxable income for any taxable year after the Closing Date as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable law), (b) installment sale or open transaction disposition or (c) prepaid amount.
               (xviii) No relief (including by way of deduction, reduction, set-off, exemption or otherwise) from, against or in respect of any Tax or charge has been claimed by or given to the Company or any of its Subsidiaries which could be withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at any time before the date hereof or as a result of entering into this Agreement.
               (xix) No power of attorney (or similar authority) relating to Tax matters, Tax audits or Returns has been granted with respect to the Company or any of its Subsidiaries.
               (xx) The prices for any property or services (or for use of any property) charged by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of any applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
               (xxi) No claim has been made by any governmental entity in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any such Subsidiary may be subject to taxation by that jurisdiction.
               (xxii) The Company and each of its Subsidiaries have complied in all respects with all applicable laws relating to the withholding and payment of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under such laws.
     2.13 Restrictions on Business Activities
     There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or to the Knowledge of the Company otherwise binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information
          (a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.
          (b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or its Subsidiaries, or, to the Knowledge of the Company or any of its Subsidiaries, by any other party thereto, no rentals are past due, or event of default by the Company or its Subsidiaries, or, to the Knowledge of the Company or any of its Subsidiaries, by any other party thereto (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. There are no other parties occupying or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. Neither the Company nor any of its Subsidiaries could be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. As of the Closing, (i) no employees of the CPE Business (as defined in the Newco Assignment Agreement) shall occupy any of the Leased Real Property (other than such Leased Real Property transferred pursuant to the Newco Assignment Agreement) and (ii) no employees of the VoD Business shall occupy any of the Leased Real Property transferred pursuant to the Newco Assignment Agreement, in each case, other than as provided in the Related Agreements.
          (c) All items of equipment on the Company Balance Sheet with a net book value of not less than $10,000 (the “Equipment”) owned or leased by the Company or any of its Subsidiaries is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          (d) The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former customers of its VoD Business (the “Customer Information”). No person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to use of the Customer Information.
     2.15 Intellectual Property
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               ”Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or its Subsidiaries that relate to, or are used in, the VoD Business.
               ”Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries in connection with the VoD Business.
               ”Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (iv) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.
               ”Object Code” shall mean software, including GDSII files, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly or from which semiconductor mask works can be derived.
               ”Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (an “Open Source License”), including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.
               ”Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority.

               ”Source Code” shall mean software and code, including RTL, other than Object Code form, including related comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code, which may be printed out or displayed in human readable form or from which Object Code can be derived by compilation or otherwise.
               ”Technology” shall mean any or all of the following (i) works of authorship including computer programs, Source Code, and executable code, RTL, GDSII files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.
          (b) Section 2.15(b) of the Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Company or any of its Subsidiaries that relates to, or is used in the VoD Business (collectively the “Company Registered Intellectual Property”). The Company Registered Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned. There are no actions that must be taken by the Company or any of its Subsidiaries within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.
          (c) All Company Intellectual Property is owned exclusively by Company or one or more of its Subsidiaries free and clear of any Liens. Neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were Company Intellectual Property.
          (d) Except as set forth on Section 2.15(d) of the Disclosure Schedule, all Company Intellectual Property used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.
          (e) Except as set forth in Section 2.15(e) of the Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened (and at no time within the six (6) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third party or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use, license or transfer any Company Intellectual Property, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require the Company or any of its Subsidiaries to license or transfer any Company Intellectual Property.
          (f) The conduct of the VoD Business by the Company and its Subsidiaries (including the making, using, selling, offering, performing and distributing any products or services) has not, and does not, (to the Company’s Knowledge solely with respect to patent rights), as currently conducted, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party.
          (g) The Company and each Subsidiary has taken reasonable measures to protect the proprietary nature of the Intellectual Property Rights owned by the Company or such Subsidiary that is material to the VoD Business as currently conducted.
          (h) All Company Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party, including royalty obligations, other than those restrictions and payments Company would be subject to as of the Closing Date with respect to such Company Intellectual Property had the transactions contemplated by this Agreement not occurred.
          (i) The Company Intellectual Property and all the rights licensed to the Company pursuant to the Contracts scheduled in Section 2.15(i) of the Disclosure Schedule includes all Technology and Intellectual Property Rights of Company and its Subsidiaries that: (i) is used or held for use by Company and its Subsidiaries in the operation or conduct of the VoD Business, or (ii) is necessary for, or would otherwise be infringed by, the operation or conduct the VoD Business by Parent in substantially the same manner as currently conducted or contemplated to be conducted, and such Company Intellectual Property and all the rights licensed to the Company pursuant to the Contracts scheduled in Section 2.15(i) of the Disclosure Schedule are sufficient for the conduct of the VoD Business by Parent in substantially the same manner as currently conducted or contemplated to be conducted by the Company.
          (j) Deleted.
          (k) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries that is used in the VoD Business has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property or Intellectual Property Rights that has been licensed to the Company or any of its Subsidiaries.
          (l) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.
          (m) The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.

          (n) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property. Neither Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.
          (o) Neither the Company nor any of its Subsidiaries has (i) granted, or is obligated to grant, access or rights to any of its Source Code in or for any Company Product, (ii) made its Source Code for any Company Product subject to any Open Source License or combined or distributed any Company Products with Open Source Materials, or (iii) licensed or has granted a third party the right to obtain any Source Code for or in any Company Product (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any Source Code). None of the Company Products contains any third party software subject to an Open Source License.
          (p) Neither the Company nor any of its Subsidiaries has any obligation to pay any third party any royalties or other fees in excess of $20,000 in the aggregate in calendar year 2006 with respect to any Intellectual Property Rights of a third party that relate to or are used in the VoD Business, and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.
          (q) Section 2.15(q) of the Disclosure Schedule lists all Contracts whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, any of its Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company or any of its Subsidiaries, other than Contracts with such terms granted in the ordinary course pursuant to standard forms of the Company in connection with the sale or distribution of Company Products.
          (r) Section 2.15(r) of the Disclosure Schedule lists all Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right or Technology (“In-Licenses”) other than Contracts with respect to Technology that is commercially available for an aggregate fee of less than $10,000.00.
          (s) Section 2.15(s) of the Disclosure Schedule lists all Contracts pursuant to which the Company or any of its Subsidiaries has granted a third party or affiliate any rights or licenses to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course in connection with the sale or distribution of Company Products (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).
          (t) Neither the Company nor any of its Subsidiaries is in violation of any IP License that is material to the business of the Company or any of its Subsidiaries or where the breach thereof is likely to result in a claim by or against the Company. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by the Company or any of its Subsidiaries of any IP License related to or used in connection with the VoD Business, (ii) the impairment or restriction of any right or licenses granted to the Company or any of its Subsidiaries under an In-License that is related to or used in connection with the VoD Business, or (iii) the Company or any of its Subsidiaries to grant, or expand the scope of a prior grant, of any rights to any material Company Intellectual Property to a third party (including by the release of any Source Code of Company).

          (u) Section 2.15(u) of the Disclosure Schedule lists all (i) Contracts pursuant to which any third party supplies components to the Company that are used in the manufacture of Company Products, (ii) Contracts with distributors of Company Products, (iii) Contracts with the top five (5) suppliers and (iv) Contracts with the top ten (10) customers.
          (v) Section 2.15(v) of the Disclosure Schedule lists all Company Products. The Company has provided Parent a schedule of video-on-demand product releases which schedule is included in Section 2.15(v) of the Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of products on such schedule of product releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.
          (w) Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(w) of the Disclosure Schedule and warranties implied by law (other than non-exclusive licenses granted in connection with the sale of Company Products or related support and maintenance agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Company’s standard forms of agreement including attachments (copies of which have been provided to Parent)), neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.
          (x) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
     2.16 Agreements, Contracts and Commitments
     Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):
          (a) Neither the Company nor any of its Subsidiaries is a party to, nor is it bound by:
               (i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization except (1) on the Company’s standard form of offer letters or employment agreements or (2) as otherwise may be required by applicable law;
               (ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate;
               (v) any agreement of indemnification or guaranty except for the warranties and indemnities (a) contained in those contracts and agreements set forth in Section 2.16(a)(v) of the Disclosure Schedule (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Company’s standard forms of agreement including attachments (copies of which have been provided to Parent)), and (b) warranties implied by law;
               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order for the purchase of materials involving in excess of $25,000 individually or $100,000 in the aggregate;
               (x) any construction contracts;
               (xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard forms agreement including attachments (copies of which have been provided to Parent);
               (xii) any agreement, contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
               (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard forms agreement including attachments (copies of which have been provided to Parent); or

               (xiv) any other agreement, contract or commitment that involves $25,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within 30 days.
          (b) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, enforceable against the Company or the applicable Subsidiary in accordance with its terms, and is in full force and effect with respect to the Company or the applicable Subsidiary and, to the Knowledge of the Company, any other party thereto. The Company and each of its Subsidiaries are in compliance with in all material respects and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the Knowledge of the Company or any of its Subsidiaries is any party obligated to the Company or any of its Subsidiaries pursuant to any such Material Contract subject to any breach, violation or default thereunder, nor does the Company or any of its Subsidiaries have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, its Subsidiaries or any such other party. True and complete copies of each Material Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract”) have been delivered to Parent.
          (c) The Company and each of its Subsidiaries have fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof.
          (d) All outstanding indebtedness of the Company or its Subsidiaries may be prepaid without penalty.
     2.17 Interested Party Transactions
     No officer or director or, to the Knowledge of the Company, other stockholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. To the Knowledge of the Company, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.
     2.18 Governmental Authorization
     Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company and each Subsidiary, as the case may be. The Company and its Subsidiaries are and have been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all

Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.
     2.19 Litigation
     There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to DGCL to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
     2.20 Minute Books
     The minutes of the Company and each of its Subsidiaries delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.
     2.21 Environmental Matters
          (a) Hazardous Material. Except as would not be reasonably likely to result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”). Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells

(i) any products containing Hazardous Materials that are banned or restricted by the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive (“RoHS”) or (ii) any products for which it is required to pay a waste fee under California law. There are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply, when required, with RoHS. The Company and its Subsidiaries are in compliance in all material respects with RoHS and the registration and labeling requirements of the Waste Electrical and Electronic Equipment Directive (2002/96/EC) (“WEEE”).
          (b) Hazardous Materials Activities. The Company and each of its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws and in a manner that would not be reasonably likely to result in material liability to the Company or any of its Subsidiaries. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person. For the purposes of this Section 2.21(b), the term “Hazardous Materials Activities” shall mean the transfer, recycling, storage, use, treatment, manufacture, removal, remediation, disposal, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements. For purposes of this Section 2.21, the term “Environmental Laws” means any and all laws, regulations, directives, treaties, statutes, and order which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, WEEE, RoHS, and the California Electronic Waste Recycling Act of 2003, all as amended.
          (c) Permits. No environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) are required or necessary for the conduct of the Company’s or any of its Subsidiaries’ Hazardous Material Activities, or other businesses of each of the Company or any of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.
          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company or any of its Subsidiaries, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company has no Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.
          (e) Reports and Records. The Company and each of its Subsidiaries have delivered to Parent all records in the Company’s or each such Subsidiary’s possession, custody or control concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments relating to any property currently or formerly owned, leased, occupied or operated by the Company or any of its Subsidiaries, or otherwise in the possession, custody or control of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

     2.22 Brokers’ and Finders’ Fees
     Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.22 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
     2.23 Employee Benefit Plans and Compensation
          (a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               “CFRA” shall mean the California Family Rights Act of 1993, as amended.
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current or former employee, consultant or director of the Company, any of its Subsidiaries or any ERISA Affiliate.
               “Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or is maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               “International Employees” means any Employee who performs services outside of the United States and whose principal place of employment is outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.
               “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.23(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any Company Employee Plan or Employee Agreement except for entering into at-will offer letters for Persons to be employees in the United States or entering into Employment Agreements with International Employees in each case as previously disclosed to Parent in writing, or as required by this Agreement. Section 2.23(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and annual base salary of each employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.23(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.23(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that currently have a consulting or advisory relationship with the Company or any of its Subsidiaries.
          (c) Documents. The Company and each of its Subsidiaries has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan, (xii) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each of its Subsidiaries has performed in all material respects, all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is currently subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code and no such penalty or tax is reasonably anticipated. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) Retiree Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CFRA; HIPAA. The Company, each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, materially complied with COBRA, FMLA, CFRA and HIPAA.
          (j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
          (k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.23(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
          (l) Section 409A. No compensation shall be includable in the gross income of any Employee as a result of the operation of the Code Section 409A with respect to any arrangements or agreements in effect prior to the Effective Time.
          (m) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending or to Company’s Knowledge threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates. To the Knowledge of the Company or any of its Subsidiaries, neither the Company nor any

ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (n) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company or any of its Subsidiaries, threatened, or reasonably anticipated. Neither the Company nor any of its Subsidiaries has any Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year as measured from the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.
          (o) No Interference or Conflict. To the Knowledge of the Company, no officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, Employees, or consultants is now bound.
          (p) International Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
          (q) 401(k) Fees. To the Knowledge of the Company, the termination of a 401(k) Plan will not trigger liquidation charges, surrender charges or other related fees (“401(k) Fees”).
  2.24 Insurance.
     Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. To the Knowledge of the Company, there has been no threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
  2.25 Compliance with Laws.
     The Company and each of its Subsidiaries has complied in all material respects with, is not in violation of in any material respect, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.
  2.26 Export Control Laws.
     The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:
     (a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;
          (c) There are no pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;
          (d) To the Knowledge of the Company or any of its Subsidiaries, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and
          (e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.
          (f) Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.
  2.27 Foreign Corrupt Practices Act.
     Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
  2.28 Warranties; Indemnities.
     Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.28 of the Disclosure Schedule (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Company’s standard forms of agreement including attachments (copies of which have been provided to Parent)) and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.
  2.29 Substantial Customers and Suppliers.
          (a) Section 2.29(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company and its Subsidiaries on the basis of revenues collected or accrued for the twelve month period ending on the Current Balance Sheet Date.
          (b) Section 2.29(b) of the Disclosure Schedule lists the five (5) largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the twelve month period ending on the Current Balance Sheet Date.
          (c) Except as disclosed in Section 2.29(c) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since the beginning of such twelve month period, (ii) to the Knowledge of the Company or any of its Subsidiaries, overtly threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company or any of its Subsidiaries been threatened with bankruptcy or insolvency.
  2.30 Complete Copies of Materials.
     The Company has delivered true and complete copies of each document (or summaries of same) that exists and has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.
  2.31 Representations Complete.
     None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

  2.32 Registration Statement; Consent Solicitation.
     All information furnished by the Company or its Subsidiaries on or in any document mailed, delivered or otherwise furnished or to the be mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 5.7 hereof, did not and will not, as the case may be, contain any untrue statement of a material fact and did not and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.
  2.33 Director and Officer Indemnification.
     There are no pending claims for indemnification that have been made by any officer or director of the Company and, to the Knowledge of the Company, there is no reasonable basis therefor.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
  Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
  3.1 Organization and Standing.
     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed or in good standing would have a Parent Material Adverse Effect.
  3.2 Authority.
     Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no further corporate action is required on the part of the Parent and Sub to authorize the Agreement and the Merger. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms.
  3.3 Consents.
     No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign merger control regulations, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect.
  3.4 Parent Common Stock.
     The Parent Common Stock which constitutes the Merger Shares has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.
  3.5 No Conflict.
     The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which the Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in a Conflict under (i) any provision of the Charter Documents or the organizational documents of Parent or Sub, as amended or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their material respective properties or assets (whether tangible or intangible).
  3.6 SEC Documents.
     Parent has made available to the Company, by reference to Parent’s and the SEC’s website, Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2005, all quarterly reports on Form 10-Q and reports on Form 8-K and amendments thereto filed by Parent with the SEC since December 31, 2005 and up to the date of this Agreement, if any, and any proxy materials distributed to Parent’s stockholders since December 31, 2005 and up to the date of this Agreement, in each case excluding any exhibits or attachments thereto (the “Parent SEC Filings”). The Parent SEC Filings (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements set forth in the instructions for such forms under the Securities Act and the Exchange Act, and (b) when taken together, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed report with the SEC prior to the date hereof. The financial statements of Parent included in the Parent SEC Filings fairly and accurately represented, in all material respects, the consolidated financial condition of Parent as of their respective dates and Parent’s consolidated results of operations for the respective periods specified therein were prepared in accordance with GAAP (except as indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Article 10 of Regulation S-X and the rules to Form 10-Q of the SEC, and subject, in the case of unaudited statements, to normal year end audit adjustments).
  3.7 No Parent Material Adverse Effect.
     From March 31, 2006 to the date of this Agreement, there has occurred no event or condition that has had or could reasonably be expected to have a Parent Material Adverse Effect.

  3.8 Information Supplied.
     The information about Parent or Sub provided by Parent or Sub in writing to the Company expressly for the purposes of furnishing such information on or in any other document mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 5.7 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents, provided that such information was supplied by the Company expressly for such purpose.
  3.9 Parent Capital Structure.
     As of August 4, 2006, the authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock, of which 74,637,431 shares were issued and outstanding. As of August 4, 2006, there were no other securities convertible into shares of Parent Common Stock outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Parent, or any agreement to which Parent is a party or by which it is bound. All outstanding shares of Parent Common stock and Parent Options have been issued in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Parent Common Stock. Excluding Parent’s 1995 ESPP and 2002 ESPP, Parent has reserved 13,123,372 shares of Parent Common Stock for issuance to employees, directors and consultants of Parent and its subsidiaries upon the exercise of options or awards granted under Parent’s equity incentive plans, of which 9,447,331 shares are issuable as of August 4, 2006, upon the exercise of outstanding, unexercised options granted under such plans.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
  4.1 Conduct of Business of the Company.
     Except as expressly contemplated by the Newco Delaware Assignment Agreement, the Newco Hong Kong Assignment Agreement and/or the Newco Delaware Redemption Agreement (each as defined in Section 6.21 hereof), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing in accordance with Section 4.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 4.1(e) below), to pay or perform other obligations when due, and to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the VoD Business and preserve the relationships of the VoD Business with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving substantially unimpaired the goodwill and ongoing businesses of the VoD Business at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence involving the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this

Agreement the Newco Delaware Assignment Agreement and the Newco Hong Kong Assignment Agreement, and except as expressly set forth in Section 4.1 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, which consent is to be requested in accordance with Section 4.3 hereof:
          (a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;
          (b) undertake any expenditure, transaction or commitment not in the ordinary course of business consistent with past practice (including without limitation, transactions or commitments with upfront cash payments or other pre-payments to the Company) or exceeding $25,000 individually or any commitment or transaction of the type described in Section 2.13 hereof, except for such expenditures, transactions or commitments related solely to the CPE Business;
          (c) accelerate the collection of accounts payable or materially change the credit terms offered to customers except for commitments related to the CPE Business;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
          (e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return, which approval shall not be unreasonably withheld, conditioned or delayed;
          (f) revalue any of its assets (whether tangible or intangible), except for the writing off or down of the value of inventory or the writing off of notes, accounts receivable, fixed assets or investments in Subsidiaries, in each case in accordance with GAAP consistently applied;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary) except in accordance with the agreements evidencing Company Options or Company Unvested Common Stock;
          (h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor that is part of the VoD Business, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person except pursuant to the terms of the Employee Agreement or Company Employee Plans in existence on the date of this Agreement and disclosed in Section 2.23(b)(1) of the Disclosure Schedule;

          (i) sell, lease, license or otherwise dispose of any of the assets or properties of the Company or grant any security interest in any of its properties or assets (other than Company Intellectual Property in accordance with Section 4.1(o)), except properties or assets (whether tangible or intangible) which are not Intellectual Property, are related solely to the CPE Business and only in the ordinary course of business and consistent with past practice;
          (j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
          (k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;
          (l) waive or release any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries, other than a write-off or other compromise of any account receivable related solely to the CPE Business;
          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;
          (n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options or the conversion of Company Preferred Stock;
          (o) other than with respect to any right, agreement, Company Intellectual Property or Intellectual Property related solely to the CPE Business, (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) license any material Intellectual Property outside the ordinary course of business, license any Intellectual Property to be incorporated into any product of the Company, or purchase any Intellectual Property, or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) propose or consent to any change to pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;
          (p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries other than those solely related to the CPE Business;

          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
          (r) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule, other than a Contract related solely to the CPE Business;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;
          (t) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Disclosure Schedule or as required by statute or as contemplated in the Newco Delaware Assignment Agreement or the Newco Hong Kong Assignment Agreement;
          (u) adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(u) of the Disclosure Schedule or to meet the requirements of applicable law or as required by this Agreement;
          (v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement, other than any such alliance or agreement related solely to the CPE Business;
          (w) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Unvested Common Stock;
          (x) hire, offer to hire or terminate any Employee who is part of the VoD Business, or encourage or otherwise cause any Employee who is part of the VoD Business to resign from the Company or any of its Subsidiaries;
          (y) promote, demote, terminate or otherwise change the employment status or titles of any Employee who is part of the VoD Business;
          (z) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;
          (aa) cancel, amend or renew any insurance policy for any Subsidiary;
          (bb) enter into any Contract on behalf of or for the benefit of the CPE Business that by its terms, and without further action by the parties thereto, is not assumed by the CPE Business, Newco Hong Kong or Newco Delaware, as applicable, upon completion of the Redemption; or

          (cc) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(bb) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
     4.2 No Solicitation.
          (a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company authorize, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the business, properties, assets or technologies of the Company and its Subsidiaries (other than inventory or licenses in the ordinary course of business of the Company), or any Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding except for shares of Company Common Stock, not to exceed ten percent (10%) of the Company Capital Stock issued or to be issued pursuant to the Plan pursuant to the exercise of stock options issued to employees, consultants and other Persons), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer or proposal, an “Acquisition Proposal”), (b) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any Person access to its or their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (d) enter into any agreement with any person relating to an Acquisition Proposal and shall provide copies of all writings provided by such Person in connection with such Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above.
          (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary and the terms of any such Acquisition Proposal or modification or amendment to the Acquisition Proposal. The Company shall keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.
          (c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this

Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.
  4.3 Procedures for Requesting Parent Consent.
     If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof but for the fact that such action relates to the CPE Business, promptly after taking any such action, the Company shall notify Parent of such action and provide, upon request, all relevant documentation relating to such action. Each of Patrick Harshman and Robin N. Dickson shall be authorized to provide such consent by e-mail or facsimile. Parent through Patrick Harshman or Robin N. Dickson shall use reasonable efforts to respond within five (5) business days following receipt of such request; provided that if no response is provided, Parent shall be deemed to have provided consent; provided further that, any response, including without limitation, a response that merely acknowledges receipt of the request, shall satisfy Parent’s obligation hereunder.
Patrick J. Harshman
Telephone: (408) 542-2694
Facsimile: (408) 542-2516
E-mail address: patrick.harshman@harmonicinc.com
Robin N. Dickson
Telephone: (408) 542-2661
Facsimile: (408) 542-2516
Email address: robin.dickson@harmonicinc.com
Robert G. Day
Wilson Sonsini Goodrich & Rosati, P.C.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811
E-mail address: rday@wsgr.com
ARTICLE V
ADDITIONAL AGREEMENTS
  5.1 Access to Information.
     Until the earlier of the termination of this Agreement or the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access at reasonable times during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. Any access to the Company’s offices will be subject to the Company’s reasonable security measures and insurance requirements. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Until the earlier of the termination of this Agreement or the Effective Time, Parent will provide the Company with copies of such publicly available information about Parent as the Company may request and will provide the Company with reasonable access to appropriate members of Parent’s management, as determined by Parent, to discuss Parent’s business, including but not limited to Parent’s financial performance and projections, provided that each individual receiving such information will enter into a nondisclosure agreement with Parent in a form reasonably acceptable to Parent. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
  5.2 Confidentiality.
     Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement dated June 3, 2006, 2006 (the “Non-Disclosure Agreement”), between the Company and Parent. Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Company further acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Parent Common Stock in violation of applicable securities laws.
  5.3 Public Disclosure.
     Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.
  5.4 Reasonable Efforts.
          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur (including such conditions under the Related Agreements), to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.
          (b) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
  5.5 Notification of Certain Matters.
     Each party shall give prompt notice to the other party of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is reasonably likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 5.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
  5.6 Stockholder Approval
          (a) Concurrent with the delivery and execution of this Agreement, the Company shall deliver to Parent an action by written consent in a form reasonably acceptable to Parent (a “Written Consent”) executed by each of the persons listed on Schedule 1.6(a)(iii) hereof, which Written Consent shall set forth the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, which shall also include and constitute the irrevocable approval by such Company Stockholders of: (i) the escrow and indemnification obligations of the Company Stockholders set forth in Article VII hereof and the deposit of Merger Cash equal to the Escrow Amount, the Tax Escrow Amount and the Expense Escrow Amount into the Escrow Fund and (ii) the appointment of Jim Jones as the Stockholder Representative.
          (b) Following the execution of this Agreement, the Company shall use commercially reasonable efforts to solicit and obtain the Written Consent of the remaining Company Stockholders to approve and adopt the Agreement and approve the Merger. In connection with such stockholder approval and as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an information statement (the “Information Statement”) for the purpose of soliciting the Written Consent of the Company Stockholders. The Information Statement shall also constitute a disclosure document for the offer and sale of the Merger Shares in the Merger pursuant to an exemption or exemptions from registration under Section 4(2) of, and Regulation S, promulgated under the Securities Act, and applicable state securities laws. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Board of Directors of the Company shall recommend to the Stockholders that such stockholders approve and adopt the Agreement and approve the Merger and the transactions contemplated hereby, and the Information Statement shall contain such recommendation, as well as the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are in the best interests of the Stockholders in the opinion of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.
  5.7 Securities Law Compliance.
          (a) Issuance of Parent Common Stock. Each of Parent, Merger Sub and the Company hereto acknowledges and agrees that the shares of Parent Common Stock issuable to the Stockholders pursuant to Section 1.6 hereof, shall be issued pursuant to an exemption or exemptions from registration under Section 4(2) of, or Regulation S promulgated under, the Securities Act and the exemption from qualification under the laws of the State of California and other applicable state securities laws. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws. The Company acknowledges and understands that Parent is relying upon certain written representations made on behalf of each Stockholder in issuing the shares of Parent Common Stock.
          (b) Blue Sky Laws. As promptly as practical after the date of this Agreement, Parent and Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement .
          (c) Stockholder Certificate. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, an executed Stockholder Certificate in substantially the form attached hereto as Exhibit B (the “Stockholder Certificate”) from each Stockholder; provided, however, the Company shall deliver or cause to be delivered to Parent an executed Stockholder Certificate from each Stockholder listed on Schedule 1.6(a)(iii) hereto immediately following execution of this Agreement. Notwithstanding the failure of a Stockholder to deliver an executed Stockholder Certificate,

Parent shall be entitled to include appropriate legends and impose transfer restrictions on certificates representing shares of Parent Common Stock issued in connection with the Merger.
          (d) Registration Statement on Form S-3. Parent shall use commercially reasonable best efforts to file with the SEC, as soon as reasonably practicable following the Closing Date, a registration statement on Form S-3 covering the resale of the shares of Parent Common Stock issued to the Company Stockholders pursuant to the Merger (other than those shares of Parent Common Stock to be registered pursuant to Section 5.18), provided that if Parent is required to file the VoD Business’s financial statements pursuant to Form 8-K, then Parent shall use its commercially reasonable best efforts to file such Form S-3 no later ten (10) Business Days following such filing on Form 8-K and shall use commercially reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing and to keep such Registration Statement effective until the earlier of (i) the date on which all securities included in such Registration Statement have been sold or (ii) the twelve (12) month anniversary of the Closing. Any such registration shall be subject to the terms and conditions set forth in the Declaration of Registration Rights attached hereto as Exhibit C.
          (e) Additional Assurances. At the request of Parent, the Company shall use its commercially reasonable efforts to cause each Stockholder to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and corporate laws.
  5.8 Merger Notification.
          (a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Stockholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: filings required by the merger notification or control laws or regulations of any other applicable jurisdictions identified in Section 5.8 of the Disclosure Schedule. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.8 to comply in all material respects with applicable law.
          (b) The Company and Parent (and/or any applicable Stockholder of the Company) each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 5.8(a) and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.8.
          (c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
  5.9 Consents.
     The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger, the Newco Delaware Assignment Agreement, the Newco Hong Kong Assignment Agreement or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, Parent shall be responsible for making all payments required to obtain such consent, waiver or approval in respect of any Contract of the Company that will not be assigned to Newco Delaware or Newco Hong Kong, and Newco Delaware or Newco Hong Kong, as the case may be, shall be responsible for making all payments required to obtain such consent, waiver or approval in respect of any Contract that will be assigned to Newco Delaware or Newco Hong Kong pursuant to the Newco Delaware Assignment Agreement or the Newco Hong Kong Assignment Agreement, respectively.
  5.10 Restrictions on Transfer.
     All certificates representing Parent Common Stock deliverable to any Stockholder of the Company pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, or similar event) shall bear any legend required by the Secretary of State of the State of Delaware or such as are required pursuant to any federal, state, local or foreign law governing such securities.
  5.11 Termination and Modification of Agreements.
          (a) The Company shall terminate each of the agreements listed on Schedule 6.2(h) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the

Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.
          (b) The Company shall use its commercially reasonable efforts to amend, as determined in good faith by parent, each of the agreements listed on Schedule 5.11(b) hereof and as provided therein, and shall provide such notices or take such other actions as are required to amend those agreements (or any of them) in accordance with their terms, in each case in accordance with Schedule 5.11(b) hereof. The parties expressly acknowledge and agree that the foregoing covenants in this Section 5.11(b) shall not require the Company to (i) effect any such amendment or (ii) to terminate any such agreement prior to the later of (x) the Effective Time or (y) the expiration of any notice period that is a condition precedent to any such termination.
  5.12 Proprietary Information and Inventions Assignment Agreement.
     The Company shall cause each current employee of the Company or any Subsidiary to have entered into and executed, and each person who becomes an employee of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement substantially in the form attached to Schedule 5.12 hereof with the Company and each of its Subsidiaries effective as of such employee’s first date of employment or service. The Company shall cause each current consultant or contractor of the Company or any Subsidiary (other than any consultant or contractor who did not have any involvement in product research, design, development, engineering, testing, or support or access to proprietary information) to have entered into and executed, and each person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement substantially in the form attached to Schedule 5.12 hereof with the Company and each of its Subsidiaries effective as of such consultant or contractor’s first date of service.
  5.13 New Employment Benefits.
     Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Continuing Employees credit under such policies for prior service at the Company for purposes of eligibility and vesting under any plan of Parent intended to qualify within the meaning of Section 401(a) of the Code. The Company and each of its Subsidiaries shall terminate effective as of the Closing Date all employment agreements and other arrangements with its employees and contractors other than Continuing Employees; provided that the Company shall be under no obligation to terminate such agreements and arrangements with respect to International Employees unless timely requested to do so by Parent and then only to the extent permitted by applicable law.
  5.14 Employment Agreement.
     Prior to or concurrent with execution of this Agreement, the Company shall cause the Key Employee to execute and deliver to Parent an employment agreement satisfactory to Parent and the Key Employee.

  5.15 No Liability for New Employees or Former Employees.
     The parties hereto agree that neither Parent nor Sub shall have any liability for (a) any employees hired by the Company after the date hereof and (b) any employees that terminate their employment with the Company after the date hereof, in the event the Merger is not consummated.
  5.16 Resignation of Officers and Directors.
     The Company shall cause each officer and director of the Company and its Subsidiaries to execute a resignation letter effective as of the Effective Time.
  5.17 Non-Assumed Company Options.
     The Company shall deliver notice to all holders of Non-Assumed Company Options, which notice shall be in compliance with the terms of the agreements governing such Non-Assumed Company Options and the Plan, that the Non-Assumed Company Options will not be assumed by Parent in the Merger, but rather will or will not be accelerated in accordance with the terms of the Plan and will be cancelled to the extent not exercised prior to the Effective Time. Any materials to be submitted to such holders of Non-Assumed Company Options in connection with the notice required under this Section 5.17 shall be subject to review and approval by Parent, which review shall occur promptly and which approval shall not be unreasonably withheld. The Company shall accelerate all such Non-Assumed Company Options in accordance with the terms of the Plan and, to the extent not exercised, will cancel all such Non-Assumed Company Options as of immediately prior to the Effective Time.
  5.18 S-8 Registration.
     Parent shall use its commercially reasonable efforts to file with the SEC, within fifteen (15) Business Days after the Closing Date, a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 1.6(c) hereof provided, however, that if Parent is required to file the VoD Business’s audited financial statements pursuant to Form 8-K, then Parent shall use its commercially reasonable efforts to file such Form S-8 no later (i) fifteen (15) Business Days after the Closing Date and (ii) three (3) Business Days after such filing on Form 8-K. Parent shall bear all costs of such filing, including the cost of preparing audited financial statements of the VoD Business, if required.
  5.19 83(b) Elections.
     The Company shall use its commercially reasonable efforts to deliver to Parent, not less than five (5) Business Days prior to the Closing, copies of all elections filed (or to be filed prior to the Closing) with the Internal Revenue Service under Section 83(b) of the Code in connection with purchases of unvested Company Common Stock occurring after the date hereof together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.
  5.20 Termination of 401(k) Plan.
     Effective as of no later than the Business Day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate (as such term is defined in Section 2.23 hereof) shall terminate any and all group severance, salary continuation and separation programs and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such 401(k) Plans shall not be terminated).

Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Employee Plan(s) as Parent may reasonably require.
  5.21 Spreadsheet.
     The Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.21, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, (i) all Stockholders and their respective addresses, the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock, Company Series A Preferred Stock and the Company Series B Preferred Stock), the respective certificate numbers, whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing), and the liquidation preference and conversion ratio applicable to each share of Company Preferred Stock, the date of acquisition of such shares, the Pro Rata Portion of Merger Cash to be deposited in the Escrow Fund and Tax Escrow Fund on such holder’s behalf pursuant to Section 1.8(b), the number of Merger Shares to be issued and amount of Merger Cash to be paid to each holder, the number of Merger Shares and amount of cash, if any, to be paid by the Stockholder in settlement of tax withholding obligations pursuant to Section 1.6(e) and outstanding Stockholder loans pursuant to Section 1.6(f), and such other information relevant thereto or which the Exchange Agent may reasonably request, and (ii) all holders of Company Options and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Option, the grant dates and exercise prices of such Company Options and the vesting arrangement with respect to such Company Options, the exercise price of each Company Option (other than Non-Assumed Options), and indicating, with respect to each Company Option, whether such Company Option is an incentive stock option or a non-qualified stock option, the number of shares of Parent Common Stock to which such Company Option shall become exercisable pursuant to Section 1.6(c) hereof and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet three (3) Business Days prior to the Closing Date.
  5.22 Release of Liens.
     The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens that are discovered, filed or otherwise come into existence between August 7, 2006 and the Closing Date.
  5.23 FIRPTA Compliance.
     On the Closing Date, the Company shall deliver to Parent a properly executed notice and certificate (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

  5.24 Affiliate Agreements.
     Schedule 5.24 hereto sets forth those persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 (each such person, a “Rule 145 Affiliate”) promulgated under the Securities Act (“Rule 145”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Sub shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and to place the following legend on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION CLOSED ON [DATE] BETWEEN [PARENT] AND [EDINBURGH] TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if the Rule 145 Affiliate holding the applicable shares delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.
  5.25 Newco Note.
     Upon the closing of Newco Delaware’s initial round of equity financing in which at least $4,000,000 is being invested by Persons other than Parent following the Closing, Newco Delaware shall issue and sell to Parent and Parent shall purchase a convertible note with a face amount of Two Million Five Hundred Thousand Dollars ($2,500,000) pursuant to the Key Terms of Convertible Note set forth in Schedule 5.25 attached hereto.
  5.26 Reseller Agreement.
     Parent and Newco Delaware shall use commercially reasonable efforts to execute and deliver a Reseller Agreement within a reasonable time following the Closing.
  5.27 Restructuring and Redemption.
     The Company shall cause the restructuring referred to in the Newco Delaware Assignment Agreement and the Newco Hong Kong Assignment to occur as promptly as practicable following the date hereof, including the transfer of the shares of Newco Hong Kong to Newco Delaware as a reduction of the existing promissory note between the Company and Edinburgh Hong Kong or as otherwise mutually agreed between the Company and Parent. The Company shall cause the redemption referred to in the Newco Delaware Redemption Agreement to occur a reasonable time in advance of the Closing.

  5.28 Nasdaq National Market Listing.
     No later than the Effective Time, Parent shall authorize of listing on The Nasdaq National Market the shares of Parent Common Stock issuable, and those subject to Company Options assumed by Parent, in connection with the Merger, upon official notice of issuance.
  5.29 Tax Matters.
     Following the Closing, the Parent shall assume responsibility for resolving to its satisfaction the Tax matters identified in Schedule 5.29 attached hereto, including without limitation, paying any Taxes, penalties and fees owing and filing any required Returns.
  5.30 Nonsolicitation Agreement.
     From the date hereof and for a period of twelve (12) months following the Closing, neither of Newco Delaware nor Newco Hong Kong shall directly or indirectly solicit or recruit any employees of the VoD Business listed in Schedule 6.2(i) and, following the Closing, employees of the Company or Parent, to leave their employment, without the consent of Parent during the period prior to the Closing or, without the consent of Parent or the Company during the period following the Closing. From the date hereof and for a period of twelve (12) months following the Closing, neither of the Company nor Parent shall (except as expressly contemplated by the Newco Delaware Assignment Agreement and Newco Hong Kong Assignment Agreement), directly or indirectly solicit or recruit any employees of the CPE Business listed in Annex A to the Newco Delaware Assignment Agreement and Annex A to the Newco Hong Kong Assignment Agreement to leave their employment without the consent of Newco Delaware or Newco Hong Kong.
ARTICLE VI
CONDITIONS TO THE MERGER
  6.1 Conditions to Obligations of Each Party to Effect the Merger.
     The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
          (b) Federal Securities Law Compliance. The transactions contemplated by this Agreement relating to the issuance of Parent Common Stock in the Merger shall have satisfied the requirements of one or more exemptions from registration under the Securities Act.
          (c) Newco Delaware Assignment Closing. The Company, Edinburgh Technologies Limited, Newco and Newco Hong Kong shall have executed and delivered the Newco Delaware Bill of Sale/Assignment and Assumption Agreement (the substantially in the form attached hereto as Exhibit E (the schedules to which to be mutually agreed among the parties thereto prior to the Closing) (the “Newco Delaware Assignment Agreement”); and the closing of the Newco Delaware Assignment Agreement shall have been consummated in accordance with the terms and conditions thereof.

          (d) Newco Hong Kong Assignment Closing. Edinburgh Technologies Limited and Newco Hong Kong shall have executed and delivered the Newco Hong Kong Bill of Sale/Assignment and Assumption Agreement (the substantially in the form attached hereto as Exhibit F (the schedules to which to be mutually agreed among the parties thereto prior to the Closing) (the “Newco Hong Kong Assignment Agreement”); and the closing of the Newco Hong Kong Assignment Agreement shall have been consummated in accordance with the terms and conditions thereof.
          (e) Newco Delaware Redemption Closing. Each of the conditions to the closing under the Newco Delaware Redemption Agreement (the “Newco Delaware Redemption Closing”) substantially in the form attached hereto as Exhibit G (the “Newco Delaware Redemption Agreement”) shall have been satisfied or, with the consent of Parent and the Company, been waived; and the Newco Delaware Redemption Closing shall have been consummated in accordance with the terms and conditions of the Newco Delaware Redemption Agreement.
          (f) Transition Services Agreement. The Company and Newco Delaware shall have entered into the Transition Services Agreement (as defined in the Newco Delaware Assignment Agreement).
  6.2 Conditions to the Obligations of Parent and Sub.
     The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date), shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company and the Subsidiaries shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Material Adverse Effect. Since the date of the Agreement, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have or could reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, determined without regard to whether such change constitutes a breach of a representation or warranty.
          (c) 280G Stockholder Vote. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner.”

          (d) Dissenters’ Rights. Stockholders holding no more than five (5) percent (5%) of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.
          (e) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against the Company or any Subsidiary, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof that is reasonably likely to materially and adversely affect the consummation of the Merger or (ii) against the Company or any Subsidiary, their respective properties or any of their respective officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.
          (f) Governmental Approval. All material approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained.
          (g) Third Party Consents. The Company shall have delivered to Parent all necessary assignments of Contracts and consents, waivers, and approvals of parties to each Contract (including Lease Agreements) set forth on Schedule 6.2(g) hereto as are required thereunder for such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
          (h) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(h) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.
          (i) Continuing Employees. Requirements with respect to the employees set forth in Schedule 6.2(i) shall have been met.
          (j) Employment Agreement. The Key Employee shall have executed and delivered to Parent an Employment Agreement and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action and such Employment Agreement shall be in effect as of the Effective Time.
          (k) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time in a form acceptable to Parent.
          (l) Termination and Exercise of Non-Assumed Company Options. The Company shall have delivered written evidence reasonably acceptable to Parent to the effect that the Non-Assumed Company Options outstanding prior to the Effective Time have been terminated immediately with respect to the unvested portion of such Company Options and the vested portion of such Company Options will be terminated to the extent not exercised prior to the Effective Time, and the Company shall have delivered to Parent written evidence of such exercise or termination, as applicable.
          (m) Termination of 401(k) Plans. Unless Parent has otherwise instructed the Company pursuant to Section 5.20 hereof, Parent shall have received from the Company evidence reasonably acceptable to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company, each of its Subsidiaries or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.
          (n) Spreadsheet. Parent and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Schedule 5.21, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (o) Edinburgh Hong Kong Capitalization. The Company shall have provided evidence reasonably satisfactory to Parent of its ownership of the capital stock of Edinburgh Technologies Limited (the “Hong Kong Sub”), including without limitation, reasonably acceptable waivers from affected shareholders or former shareholders of the Hong Kong Sub.
          (p) Legal Opinion. Parent shall have received a legal opinion from Dorsey & Whitney LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit D.
          (q) Certificate of the Company. Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and
               (ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing.
          (r) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder, were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Requisite Stockholder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.
          (s) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.
          (t) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
          (u) Financial Statements. Parent shall have received from the Company the Closing Financials.

          (v) Protective Covenant Agreement. Each of the person(s) listed in Schedule 6.2(v) shall have entered into a protective covenant agreement substantially in the form of Exhibit H attached hereto (“Protective Covenant Agreement”).
  6.3 Conditions to Obligations of the Company.
     The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.
          (b) Certificate of Parent. The Company shall have received a certificate from Parent executed by the Chief Executive Officer or Chief Financial Officer of Parent for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date;
               (ii) Parent and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.
          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had, either individually or in the aggregate with all such other events or conditions, a Parent Material Adverse Effect, determined without regard to whether such change constitutes a breach of a representation or warranty.
          (d) Common Assets License Agreement. The Company, Newco Delaware, Newco Hong Kong and Edinburgh Hong Kong shall have entered into the Common Assets License Agreement (as defined in the Newco Delaware Assignment Agreement).

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
  7.1 Survival of Representations and Warranties.
     The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of eighteen (18) months following the Closing Date (such date, the “Survival Date”); provided that in the event of fraud or intentional misrepresentation by a Person (other than Parent and its affiliates) who is a party hereto or a Stockholder, the representations or warranties that are the subject of such fraud or intentional misrepresentation shall survive until the expiration of the applicable statute of limitations; provided further, that to the extent a claim has been made pursuant to Section 7.2 prior to the Survival Date or due to fraud or intentional misrepresentation, as applicable, then such representation and warranty under which such claim arose shall survive until the final resolution of such claim in accordance with this Article VII. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for the covenants and agreements which by their terms contemplate or require performance following the Closing, each of which shall survive without limitation until complete performance of the terms thereof.
  7.2 Indemnification.
     (a) By virtue of the consummation of the Merger and subject to Section 7.3, each of Newco Delaware and Newco Hong Kong (the “Newco Group”) and the Stockholders agree to jointly and severally indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding any such items that the Newco Group agrees to, and does, pay timely, but not later than the Survival Date, (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “Knowledge” contained therein), (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement, (iii) any fraud or intentional misrepresentation in connection with this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company, (iv) any Dissenting Share Payments, to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Stockholders would have received in the Merger had no Dissenting Share Payments been made, (v) any Final Assumed Liability Adjustment, (vi) any failure of the data with respect to the Company Capital Stock and Company Options set forth in the Spreadsheet to be true and correct in all respects (provided that for purposes of determining the amount of any Loss under this clause (vii) no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “Knowledge” contained therein), (vii) any Tax liability of the Company or any Subsidiary or affiliate thereof relating to any period of time before and through the Closing Date (the “Pre-Closing Period”), including any Tax liability identified in Schedule 5.29 (which in the case of Schedule 5.29 Tax liabilities shall be limited to the amount of the Tax plus any penalties, interests, late fees or similar costs imposed or incurred in connection with the Tax), and not otherwise listed on the Closing Statement of Assumed Liabilities, other than for CPE

Spin Taxes (as defined in the Tax Indemnification Agreement), except to the extent the income or gain giving rise to such Tax liability is permitted to be offset by a carryback of an available net operating loss of the Company incurred prior to the Effective Time, (viii) any Losses incurred by Company, Parent or the Surviving Corporation (whether occurring prior to, at or post-Closing), including the expenses of defense, arising out of the breach of the Newco Delaware Assignment Agreement or the Newco Hong Kong Assignment Agreement, but excluding the Tax liabilities for which indemnification is available in clause (vii) above or in the Tax Indemnification Agreement, that are incurred, and excluding any obligation by the Newco Group to indemnify pursuant to this Agreement, (ix) the termination of employees of the Company to whom notice of such termination is provided by the Company prior to the Closing Date or, with respect to any employee not listed as an employee of the VoD Business in Schedule 6.2(i) hereof (or such listed employee’s replacement), within thirty (30) days of the Closing Date, and (x) Losses due to any unpaid wages, payments, reimbursements, benefits, and taxes for employees or consultants of the Company during the Pre-Closing Period that are not accrued and reflected on the Closing Interim Financials and the Closing Statement of Assumed Liabilities. The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party. Parent shall notify the Stockholder Representative and Newco promptly upon discovery of claims under clauses (vii) and (viii) above, provided that failure to notify shall have no effect on the indemnification obligations except to the extent the Stockholder Representative or the Newco Group’s rights are materially prejudiced thereby.
          (b) Any Person (other than Parent and its affiliates) who is a party hereto or a Stockholder committing fraud or any intentional misrepresentation in connection with this Agreement or any certificate or other instrument delivered pursuant to this Agreement, or who has actual knowledge of the same, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or intentional misrepresentation committed by such Person (or who has actual knowledge of the same).
          (c) Subject to Section 7.2(b) and Section 7.3(b), the Stockholders and the Newco Group shall be jointly and severally liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, arising out of any fraud or intentional misrepresentation in connection with this Agreement or any certificate or other instrument delivered pursuant to this Agreement on the part of the Company.
          (d) In the case of a specific Loss giving rise to indemnification hereunder, if an Indemnified Party shall receive any amount of money (A) received by an insured from an insurance carrier, (B) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible, retention or cost of reserve paid or held by or for the benefit of such insured (the “Insurance Proceeds”) in relation to such Loss or (C) received any indemnity, contribution or other similar payment from any third party with respect to such Loss, then (x) at any time subsequent to the actual receipt from the party liable for such indemnification (an “Indemnifying Party”) of a payment in full of indemnification of such Loss hereunder, such Indemnified Party shall reimburse the Indemnifying Party (including without limitation the Escrow Fund, in which case prior to the termination of the Escrow Period such reimbursement shall be made by Parent to the Escrow Fund and following the termination of the Escrow Period such reimbursement shall be made to the Stockholders) for any such indemnification payment made up to the amount of such Insurance Proceeds or other amounts actually received, or (y) at any time prior to the receipt of any indemnification payment in respect of such Loss hereunder, the indemnification to be paid shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received.
  7.3 Maximum Payments; Remedy.
          (a) Except as set forth in Section 7.3(b) hereof, the maximum amount an Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to such Stockholder’s pro rata contribution to the Escrow Fund, which shall be the sole source of payment for claims for indemnification under this Agreement. Except as set forth in Section 7.3(b) and subject to the availability of equitable remedies under Section 9.6 hereof, following the Closing, the indemnity obligation set forth in Section 7.2 shall be the sole and exclusive remedy of any Indemnified Party for any Losses or claims for damages against the Company, any Stockholder, the Stockholder Representative, and their respective officers, directors, affiliates, employees, agents and representatives arising under or relating to this Agreement (but not including any Related Agreement); provided, that the Newco Group liability under the Related Agreements is not hereby limited.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of any fraud or intentional misrepresentation by any Person (other than Parent and its affiliates) who is a party hereto or a Stockholder in connection with this Agreement or any certificates or other instruments delivered pursuant to this Agreement, then each Stockholder and the Newco Group shall be liable for all such Losses, in the case of a Stockholder, up to the full amount of the Total Consideration received by such Stockholder, and in the case of the Newco Group, up to $2,500,000, provided that all such Losses shall (x) first be claimed against the Escrow Fund, as provided in Section 7.4, (y) to the extent the Escrow Fund has been fully paid out or the full amount of the Escrow Fund set aside for other claims and Stockholder Representative Expenses, be claimed against the Newco Group, jointly and severally, and (z) to the extent the Newco Group is unable to fully indemnify for such Loss, be claimed against the Stockholders; provided further that nothing in this Agreement shall limit the liability of any Person (including any Stockholder or the Newco Group) for any such Losses if such Person perpetrated such fraud or intentional misrepresentation or had actual knowledge of the same.
          (c) Nothing in this Article VII shall limit the liability of the Company for any breach by the Company of any representation, warranty or covenant contained in this Agreement, or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.
          (d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.
          (e) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against any Stockholder in the event that Parent issues more shares of Parent Common Stock or pays more cash to the Stockholder than the Stockholder is entitled pursuant to Article I of this Agreement.

  7.4 Escrow Arrangements.
          (a) Escrow Fund. By virtue of this Agreement and as partial security (subject to Section 7.3(b) above) for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Stockholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.
          (b) Basket Amount.
               (i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 7.4(b), an Indemnified Party may not recover any Losses under clause (i) of Section 7.2(a) hereof unless and until one or more Officer’s Certificates identifying such Losses under clause (i) of Section 7.2(a) in excess of $500,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent and the Stockholder Representative as provided in Section 7.4(g) hereof, in which case Parent shall be entitled to recover all Losses so identified.
               (ii) Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to clauses (ii) through (x) of Section 7.2(a) hereof, (b) incurred as a result of any breach or inaccuracy of the representations or warranties set forth in Section 2.2 (under the heading “Company Capital Structure”), Section 2.4 (under the heading “Authority”), or Section 2.15 hereof (under the heading “Intellectual Property”) and (c) that are Agreed Upon-Losses (as defined in Section 7.4(i)(v) hereof).
               (iii) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item was paid, sustained, incurred, or properly accrued (in accordance with GAAP), or the basis for such reasonably anticipated Loss(es), and (3) the basis for indemnification under Section 7.2 to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, breach of warranty or covenant to which such item is related).
          (c) Tax Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in the Tax Indemnification Agreement substantially the form attached hereto as Exhibit I (the “Tax Indemnification Agreement”), at the Effective Time Parent will deposit with the Escrow Agent the Tax Escrow Amount in cash without any action of the Stockholders such deposit of the Tax Escrow Amount to constitute a tax escrow fund (the “Tax Escrow Fund”) to be governed by the terms set forth in the Tax Indemnification Agreement among such parties. The Tax Escrow Amount shall be available to compensate the Indemnified Parties (as defined in the Tax Indemnification Agreement) for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under the Tax Indemnification Agreement.
          (d) Expense Escrow Fund. At the Effective Time Parent will deposit with the Escrow Agent the Expense Escrow Amount to constitute the Expense Escrow Fund. This fund is intended solely for expense claims submitted to the Escrow Agent by the Stockholder Representative. Upon the earlier of notice from the Stockholder Representative, or termination of the Tax Escrow Fund, the Expense Escrow Fund or remaining portion thereof, shall be distributed to the Stockholders.
          (e) Escrow Period; Distribution upon Termination of Escrow Periods.
               (i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the Survival Date (the “Escrow Period”).
               (ii) Promptly following the Survival Date (the “Claim Date”), one hundred percent (100%) of the Escrow Amount, less any amount in respect of any satisfied and unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative on or prior to the Claim Date with respect to facts and circumstances existing on or prior to the Survival Date (with respect to claims for Losses relating to representations and warranties for which the survival terminates on the Survival Date), shall be distributed to the Stockholders in accordance with clause (vi) of this Section 7.4(e).
               (iii) In the event that (a) Unresolved Claims exist following the expiration of the Claim Date that relate to one or more Officers’ Certificates alleging Losses occurring before the Survival Date, and (b) the amount of Losses incurred by the Indemnified Parties is determined to be less than the amount claimed on all such Officers’ Certificates under the objection and conflict procedures in Section 7.4(h) and Section 7.4(i), then the Escrow Agent shall promptly deliver to the Stockholders that portion of such Unresolved Claim(s) that should have been distributed to the Stockholders at the Claim Date had such Officers’ Certificates alleged the correct amount of Losses finally determined pursuant to Section 7.4(h) and Section 7.4(i), which portion of the Escrow Amount shall be distributed to the Stockholders in accordance with clause (vi) of this Section 7.4(e).
               (iv) In the event that there exist Unresolved Claims following the expiration of the Escrow Period, as soon as all such Unresolved Claims have been resolved, the Escrow Agent shall promptly deliver the remaining portion of the Escrow Amount, if any, not required to satisfy such Unresolved Claims in accordance with clause (v) of this Section 7.4(e).
               (v) Delivery of the Escrow Amount or any portion thereof out of the Escrow Fund to the Stockholders pursuant to this Section 7.4(e) shall be made in proportion to the Stockholders’ respective Pro Rata Portions of the remaining portion of the Escrow Fund, with the amount delivered to each Stockholder rounded to the nearest whole cent (with $0.005 rounded down).
          (f) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.

               (ii) At the written direction of the Stockholder Representative, the Escrow Amount shall be invested in (A) U.S. Treasury bills with maturities of not more than thirty (30) days or (B) a money market mutual fund of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. In the absence of any written investment direction, the Escrow Agent shall invest the Escrow Amount in a U.S. Bank Money Market Account. All income earned on the Escrow Amount shall be allocated for tax purposes to each Stockholder in accordance with their Pro Rata Portion of the Escrow Fund and reported to the appropriate taxing authority and to such Company Holder as income to such Stockholder; provided, that if such income is ultimately awarded to the Indemnified Parties, an amount sufficient to reimburse each Stockholder the amount of taxes actually paid on account of such income shall be retained and disbursed by the Escrow Agent. The Escrow Agent shall not be responsible for any investment losses incurred on the Escrow Amount.
          (g) Claims for Indemnification against the Escrow Fund.
               (i) Upon receipt by the Escrow Agent at any time on or before the Claim Date (with respect to claims for Losses relating to representations and warranties for which the survival terminates on the Survival Date) of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.4(h) and Section 7.4(i) hereof, deliver to Parent, as promptly as practicable, an amount in cash held in the Escrow Fund equal to such Losses.
               (ii) If the Stockholder Representative does not object in writing within the thirty (30) day period after delivery by the Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Stockholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.
          (h) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 7.4(g) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, subject to the limitations set forth in Section 7.4(g)(i) hereof, the Escrow Agent shall pay from the Escrow Fund an amount equal to the amount of Losses claimed in the Officer’s Certificate; provided that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period. Notwithstanding the foregoing, the Stockholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Stockholder Representative hereby authorizes the Escrow Agent to pay from the Escrow Fund all such amounts equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss as set forth in such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 7.4(h).
          (i) Resolution of Conflicts; Arbitration.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(h) hereof (other than in connection with Agreed-Upon Losses as defined in Section 7.4(i)(v) hereof, for which the Stockholder Representative has waived the right to object), the

Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during the fifteen (15) day period, then the rules then in effect of the American Arbitration Association for the appointment or selection of such arbitrator shall apply.
               (iii) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement, the Stockholders and the Newco Group. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.
               (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 7.4(i)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Stockholders, the Newco Group or any Indemnifying Party and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII (other than with respect to claims for indemnification outside of the Escrow Fund pursued directly against any Stockholder or any other Person as permitted by this Article VII).
               (v) This Section 7.4(i) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Stockholders would have received in the Merger had no Dissenting Share Payments been made, (B) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(k) hereof, (C) any Final Assumed Liability Adjustment and (D) any Tax payment made in connection with the resolution of the Tax matters identified in Schedule 5.29 (each of (A), (B), (C) and (D), an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(g) hereof.
          (j) Third-Party Claims. In the event Parent becomes aware of a third party claim or other circumstance (other than a claim or circumstance that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative and the Escrow Agent of such claim or circumstance, and the Stockholder Representative shall be entitled on behalf of the Stockholders and the Newco Group, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders and the Newco Group shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund or the Stockholders or the Newco Group, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this Section 7.4(j) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss. Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(i)(v) above.
          (k) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Stockholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund.
               (viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
          (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (m) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7.5 Stockholder Representative
          (a) By virtue of the approval of the Merger and this Agreement by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint, and by signing this Agreement, the Newco Group shall be deemed to have consented to the appointment of, Jim Jones as the agent and attorney-in-fact of each Stockholder and the Newco Group, as the Stockholder Representative for and on behalf of the Stockholders, to give and receive notices and communications, to agree to the adjustment (if any) of the Aggregate Consideration Amount pursuant to the terms of Section 1.6(i) hereof, to authorize payment to any Indemnified Party from the Escrow Fund or, as applicable, the Tax Escrow Fund, as appropriate, in satisfaction of claims by any Indemnified Party, to object to the foregoing adjustments or payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party, any dispute between any Indemnified Party and any such Stockholder, any dispute relating to the Company Assumed Liabilities Report, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or, as applicable, the Tax Indemnification Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of at least a two-thirds interest of the Escrow Fund and Tax Escrow Fund agree to such removal and to the appointment of a new Stockholder Representative. Notwithstanding the foregoing, the Stockholder Representative shall have the right to resign upon at least sixty (60) days’ prior written notice to Parent and the Stockholders; provided, however, that if holders of at least a two-thirds interest of the Escrow Fund and Tax Escrow Fund shall not have appointed a new Stockholder Representative within such sixty (60) day period (the “Vacancy Date”), then from the Vacancy Date until the date on which such holders shall have appointed a new Stockholder Representative, such Stockholders shall be deemed to have authorized, and the Escrow Agent shall, deliver payment to Parent pursuant to the terms of Section 7.4(g) hereof, without regard to the provisions of Section 7.4(h) and Section 7.4(i). No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred and amount in cash to be distributed as satisfaction of such expenses. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.4 and Section 8.5 hereof, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

          (c) Notwithstanding anything in this Agreement to the contrary, the Stockholder Representative shall have no authority to act on behalf of any Stockholder in connection with any claim by an Indemnified Party seeking recovery for any Losses outside of the Escrow Fund.
     7.6 Purchase Price Adjustment.
     Parent, the Company and the Stockholders agree to treat any indemnity payments under this Article VII as an adjustment to the Aggregate Consideration Amount paid to the Stockholders for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax law pursuant to a determination as defined in Section 1313(a) of the Code.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination.
     Subject to Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by mutual agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by ninety (90) days following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement; provided, further, that if the failure to consummate the Merger by the Termination Date is wholly or in part caused by a delay in (i) any consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under foreign merger control regulations, or (ii) any consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, and applicable waiting periods, as may be required under applicable blue sky laws, the Termination Date shall be automatically extended, without any action on the part of the parties, on a day-for-day basis by the amount of time necessary to satisfy (i) through (v), as applicable, which extension shall in no event exceed thirty (30) days;
          (c) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

          (f) by the Company if none of the Company or any of its Subsidiaries is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     8.2 Effect of Termination.
     In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 5.2, 5.3, 5.15, 7.3(c) and 8.3 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII .
     8.3 Fees and Expenses.
          (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions.
          (b) Company Payment.
               (i) Payment. In the event that this Agreement is terminated by Parent other than in accordance with Section 8.1 hereof, Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay the Company a fee equal to $900,000 in immediately available funds (the “Termination Fee”), which Termination Fee shall be the Company’s sole and exclusive remedy for any losses arising from such termination. In the event this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b), the terminating party shall pay the other the Termination Fee.
               (ii) Interest and Costs. The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     8.4 Amendment.
     This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.4, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
     8.5 Extension; Waiver.
     At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.5, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices.
     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Harmonic, Inc.
549 Baltic Way
Sunnyvale, CA 94089
Attn: Robin N. Dickson
Telephone: (408) 542-2661
Facsimile: (408) 542-2516

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Jeff Saper, Esq.
Robert Day, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

(b)	if to the Company, Newco Delaware, Newco Hong Kong, to:

Entone Technologies, Inc.
2755 Campus Drive, Suite 235
San Mateo, CA 94403
Attention: Steve McKay
Facsimile No.: (650) 240-0135

with a copy to:

Dorsey & Whitney LLP
1717 Embarcadero Road
Palo Alto, CA 94303
Attention: Terence M. Kelly, Esq.
Ted S. Hollifield, Esq.
Telephone No.: (650) 857-1717
Facsimile No.: (650) 857-1288

(c)	if to the Stockholder Representative, to:

Jim Jones
c/o BA Ventures
950 Tower Lane, Suite 700
Foster City, CA 94404
Facsimile No.: (650) 378-6040

(d)	If to the Escrow Agent, to:

U.S. Bank, National Association
One California Street
Suite 2100
San Francisco, California 94111
Attention: Michael P. Susnow
Telephone No: (415) 273-4563
Facsimile No.: (415) 273-4591

     9.2 Interpretation.
     The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts.
     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Assignment.
     This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. For the avoidance of doubt, the Term Sheet shall be deemed terminated as of the date hereof, and all provisions thereof, including any provisions thereof which by their terms state that they shall survive the termination of the Term Sheet, shall be of no further force and effect.
     9.5 Severability.
     In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies.
     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.7 Governing Law; Exclusive Jurisdiction.
     This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.4(i) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.4(i) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
     9.8 Rules of Construction.
     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Waiver of Jury Trial.
     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Sub, the Company, Newco Delaware, Newco Hong Kong, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

HARMONIC, INC.

By:	/s/ Robin N. Dickson

Name: Robin N. Dickson
Title: Chief Financial Officer

ENTONE TECHNOLOGIES, INC.

By:	/s/ S. E. Mckay

Name: Steve Mckay
Title: CEO

EDINBURGH ACQUISITION CORPORATION

By:	/s/ Robin N. Dickson

Name: Robin N. Dickson
Title: Chief Financial Officer

ENTONE, INC.

By:	/s/ S. E. Mckay

Name: Steve Mckay
Title: CEO

ENTONE TECHNOLOGIES (HK) LIMITED

By:	/s/ S. E. Mckay

Name: Steve Mckay
Title: Director of Entone Technologies Limited, Director

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Michael P. Susnow

Name: Michael P. Susnow
Title: Vice President
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

STOCKHOLDER REPRESENTATIVE

/s/ James J. Jones
JIM JONES
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER